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                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                                XOOM.com, Inc.

                        Paralogic Software Corporation

                                      and

                                XMCM Sub, Inc.




                           Dated as of June 10, 1999

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                               TABLE OF CONTENTS
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1.   The Merger; Effective Time.............................................................................    1
     1.1   The Merger.......................................................................................    1
     1.2   Effective Time of the Merger.....................................................................    2
     1.3   The Aggregate Merger Consideration...............................................................    2
     1.4   Escrow...........................................................................................    2

2.   The Purchaser and the Surviving Corporation............................................................    2
     2.1   Articles of Incorporation of the Surviving Corporation...........................................    2
     2.2   Bylaws of the Surviving Corporation..............................................................    2
     2.3   Directors and Officers of the Surviving Corporation..............................................    3

3.   Treatment of Shares....................................................................................    3
     3.1   Exchange of Shares...............................................................................    3
     3.2   Adjustments to the Merger Consideration..........................................................    4
     3.3   Mechanics of Exchange............................................................................    4
     3.4   No Further Rights in Company Common Stock........................................................    6
     3.5   Closing..........................................................................................    6
     3.6   Supplementary Action.............................................................................    6
     3.7   Dissenting Shares................................................................................    6

4.   Closing Conditions.....................................................................................    7
     4.1   Conditions Precedent to Obligations of the Purchaser and Merger Sub..............................    7
     4.2   Conditions Precedent to Obligations of the Company and the Selling Shareholders..................    9

5.   Representations and Warranties of the Company..........................................................    10
     5.1   Organization, Good Standing, Qualification.......................................................    10
     5.2   Articles of Incorporation and Bylaws; Records....................................................    11
     5.3   Capitalization...................................................................................    11
     5.4   Authority; Binding Nature of Agreements..........................................................    12
     5.5   Non-Contravention; Consents......................................................................    13
     5.6   Intellectual Property............................................................................    13
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     5.7   Proceedings; Orders..............................................................................    15
     5.8   Financial Statements.............................................................................    15
     5.9   Title to Assets..................................................................................    16
     5.10  Contracts........................................................................................    16
     5.11  Employees........................................................................................    17
     5.12  Compliance with Legal Requirements...............................................................    18
     5.13  Governmental Authorizations......................................................................    18
     5.14  Tax Matters......................................................................................    18
     5.15  Securities Laws Compliance; Registration Rights..................................................    20
     5.16  Finders and Brokers; Fees........................................................................    20
     5.17  Environmental Compliance.........................................................................    21
     5.18  Insurance........................................................................................    21
     5.19  Related Party Transactions.......................................................................    22
     5.20  Absence of Changes...............................................................................    22
     5.21  Powers of Attorney...............................................................................    23
     5.22  Benefit Plans; ERISA.............................................................................    23
     5.23  Full Disclosure..................................................................................    25
     5.24  Due Diligence Information........................................................................    26

6.   Representations and Warranties of the Selling Shareholders; Investment
     Intent and Restrictions................................................................................    26

7.   Representations and Warranties of the Purchaser and Merger Sub.........................................    29
     7.1   Organization, Good Standing, Qualification; Capitalization.......................................    29
     7.2   Investment Representations.......................................................................    29
     7.3   Purchaser Stock..................................................................................    30
     7.4   Authority; Binding Nature of Agreements..........................................................    30
     7.5   Non-Contravention; Consents......................................................................    31
     7.6   Legal Proceedings................................................................................    32
     7.7   Finders and Brokers..............................................................................    32
     7.8   Reports and Financial Statements; Absence of Certain Changes.....................................    32
     7.9   Compliance with Applicable Law...................................................................    33
     7.10  Complete Copies of Requested Reports.............................................................    33
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     7.11  Full Disclosure..................................................................................    33
     7.12  Contracts........................................................................................    33

8.   Pre-Closing Covenants of the Company...................................................................    34
     8.1   Corporate Proceedings; Shareholder Approval......................................................    34
     8.2   Access and Investigation.........................................................................    34
     8.3   Operation of Business............................................................................    35
     8.4   Filings and Consents.............................................................................    36
     8.5   Notification; Updates to Disclosure Schedule.....................................................    37
     8.6   No Negotiation...................................................................................    38

9.   Pre-Closing Covenants of the Purchaser.................................................................    38
     9.1   Corporate Proceedings............................................................................    38
     9.2   Access and Investigation.........................................................................    39
     9.3   Filings and Consents.............................................................................    39
     9.4   Notification.....................................................................................    40

10.  Other Agreements.......................................................................................    40
     10.1  Registration of Company Options..................................................................    40
     10.2  Confidentiality..................................................................................    40
     10.3  Public Disclosure................................................................................    40
     10.4  No Inconsistent Action...........................................................................    41
     10.5  Restrictive Legend...............................................................................    41
     10.6  Market Stand-Off.................................................................................    41
     10.7  Certain Tax Matters..............................................................................    42
     10.8  Preparation of Audited Financial Statements......................................................    44

11.  Termination............................................................................................    45
     11.1  Termination Events...............................................................................    45
     11.2  Termination Procedures...........................................................................    45
     11.3  Effect of Termination............................................................................    46
     11.4  Exclusivity of Termination Rights................................................................    46

12.  Indemnification, etc...................................................................................    46
     12.1  Survival of Representations and Covenants........................................................    46
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     12.2  Indemnification by the Selling Shareholders......................................................    47
     12.3  No Contribution..................................................................................    48
     12.4  Setoff...........................................................................................    48
     12.5  Defense of Third-Party Claims....................................................................    48
     12.6  Exercise of Remedies by Indemnitees Other than the Purchaser and by the Selling Shareholders.....    49

13.  Non-Solicitation.......................................................................................    50

14.  Purchaser's Tax Indemnity..............................................................................    50

15.  Miscellaneous..........................................................................................    51
     15.1  Further Assurances...............................................................................    51
     15.2  Fees and Expenses................................................................................    51
     15.3  Attorneys' Fees..................................................................................    51
     15.4  Transfer Taxes; Final Tax Return.................................................................    51
     15.5  Governing Law; Arbitration.......................................................................    51
     15.6  Successors and Assigns...........................................................................    52
     15.7  Entire Agreement.................................................................................    52
     15.8  Separability.....................................................................................    52
     15.9  Amendments.......................................................................................    52
     15.10 Notices...........................................................................................   52
     15.11 Publicity and Use of Confidential Information.....................................................   54
     15.12 Counterparts......................................................................................   54
     15.13 Delays or Omissions; Waivers......................................................................   54
     15.14 Remedies Cumulative; Specific Performance.........................................................   55
     15.15 Headings..........................................................................................   55
     15.16 Construction......................................................................................   55

                                       iv
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                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of June 10, 1999, by and among XOOM.com, Inc., a Delaware corporation (the "PURCHASER"), Paralogic Software Corporation, a California corporation (the "COMPANY"), and XMCM Sub, Inc., a California corporation and a wholly-owned subsidiary of the Purchaser ("MERGER SUB"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS," and the undersigned individuals and Entities listed on
Schedule I attached hereto (collectively, the "SELLING SHAREHOLDERS"). Certain capitalized terms in this Agreement are defined in Exhibit A attached hereto.

                                   RECITALS

  A. The Board of Directors of the Purchaser, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders and shareholders, as the case may be, for the Purchaser to acquire the Company by the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth herein (the "MERGER").

  B. For federal income tax purposes, it is intended that the Merger constitute a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE") and that this Agreement shall constitute a plan of reorganization for purposes of
     Section 368 of the Code.

                                   AGREEMENT

     The Purchaser, the Company and Merger Sub, intending to be legally bound, agree as follows:

1.   The Merger; Effective Time.

     1.1  The Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company, the Company shall be the surviving corporation in such Merger (the "SURVIVING CORPORATION"), and will retain its existing name, and the separate existence of Merger Sub shall thereupon cease. The Merger shall have the effects set forth in Sections 1107 and 1108 of the General Corporation Law of the State of California. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of the Purchaser.

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     1.2  Effective Time of the Merger.

     When used in this Agreement, the term "EFFECTIVE TIME" with respect to the Merger shall mean the date and time when an Agreement of Merger has been accepted for filing by the Secretary of State of California, which filing shall be made, using the Purchaser's Best Efforts after the Closing, within two (2) days after the Closing, but in no event later than five (5) days after the Closing; provided, that, the Company has met all the closing conditions in Section 4.1 hereof; and provided further, that the Company's sole remedy for the Purchaser's failure to file such Agreement of Merger shall be to terminate this Agreement.

     1.3  The Aggregate Merger Consideration.

     The Purchaser shall acquire all of the outstanding shares of Company Common Stock for an aggregate of 745,858 shares of Purchaser Stock (as adjusted for any stock splits, dividends, combinations or the like and any adjustment pursuant to Section 3.2 hereof) (as adjusted, the "MERGER CONSIDERATION"). As part of the Merger Consideration, all options issued and outstanding under the Company's 1998 Stock Incentive Plan (the "OPTION PLAN") shall be assumed as described in Section 3.1(c) hereof and each Selling Shareholder shall be allocated the portion of the Merger Consideration set forth on Schedule I attached hereto in exchange for the shares of Company Common Stock held by such Selling Shareholder as of the Effective Time.

     1.4  Escrow.

     As a source for the payment of the Selling Shareholders' indemnification obligations set forth herein and in the Escrow Agreement, the Purchaser will deliver to Escrow Agent under an Escrow Agreement (the "ESCROW AGREEMENT") in substantially the form attached as Exhibit B, an amount equal to ten percent (10%) of the aggregate Merger Consideration payable to the Selling Shareholders, prior to any adjustment thereto pursuant to Section 3.2(c) hereof (the "HOLDBACK AMOUNT"). The Selling Shareholders shall have all rights to vote, receive dividends and all other rights as a stockholder of the Purchaser with respect to the Holdback Amount.

2.   The Purchaser and the Surviving Corporation.

     2.1  Articles of Incorporation of the Surviving Corporation.

     The Articles of Incorporation of the Company as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

     2.2  Bylaws of the Surviving Corporation.

     The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

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     2.3  Directors and Officers of the Surviving Corporation.

          (a) The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

          (b) The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

3.   Treatment of Shares.

     3.1  Exchange of Shares.

     At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each share of Merger Sub's common stock, no par value, which shall be outstanding immediately prior to the Effective Time of the Merger, shall be converted into one share of common stock, no par value, of Surviving Corporation.

          (b) Each share of Company Common Stock outstanding immediately prior to the Effective Time shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive a portion of the Merger Consideration equal to the quotient of (i) the aggregate Merger Consideration divided by
(ii) the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the number of Company Options issued and outstanding pursuant to the Option Plan immediately prior to the Closing Date (such quotient, the "EXCHANGE RATIO").

          (c) At the Effective Time, all options issued and outstanding under the Option Plan (each, a "COMPANY OPTION") shall be assumed by the Purchaser in accordance with provisions described below.

                (i) At the Effective Time, each Company Option, whether vested or unvested, shall be, in connection with the Merger, assumed by the Purchaser. Each Company Option so assumed by the Purchaser under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Purchaser Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (subject to final adjustment after final calculation of the

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Merger Consideration), rounded down to the nearest whole number of shares of
Purchaser Stock and (B) the per share exercise price for the shares of Purchaser Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest cent.

                (ii) It is the intention of the parties that the Company Options assumed by the Purchaser qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options immediately prior to the Effective Time.

        (d) No fraction of a share of Purchaser Stock shall be issued in the Merger. In lieu of fractional shares, the Selling Shareholders, upon surrender of their Certificates as set forth in Section 3.3 hereof, shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the fractional interest to which such Shareholder would otherwise be entitled by $70.

        (e) The shares of Purchaser Stock issued in connection with the Transactions will not be registered under the Securities Act. Such shares may not be transferred or resold thereafter, except in compliance with the terms of this Agreement and the other Transactional Agreements and following registration under the Securities Act or in reliance on an exemption from registration under the Securities Act.

   3.2  Adjustments to the Merger Consideration.

   The number of shares of Purchaser Stock set forth in Section 1.3 hereof shall be subject to the following adjustments:

        (a) The number of shares of Purchaser Stock set forth in Section 1.3 hereof shall be reduced by the number of shares obtained by dividing (i) the amount of any fees payable by the Company to the Purchaser, as of the Closing, under that Amended and Restated License Agreement between the Purchaser and the Company dated as of March 16, 1999, by (ii) $70.

        (b) The number of shares of Purchaser Stock set forth in Section 1.3 hereof shall be increased by the number of shares obtained by dividing (i) the amount of the proceeds, if any, to be received by the Company upon exercise of any options issued pursuant to the Option Plan on or after May 3, 1999 but prior to the Closing Date, by (ii) $70.

   3.3  Mechanics of Exchange.

        (a) On the Closing Date, each Selling Shareholder shall receive a letter of transmittal instructing the Selling Shareholder how to exchange his or her Company Common Stock for Purchaser Stock. On the first business day following the Effective Time, each Selling Shareholder shall surrender the certificate or certificates evidencing Company Common Stock (the "CERTIFICATES") to the Purchaser for cancellation in exchange for such Selling Shareholder's

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allocable portion of the Merger Consideration, less such Selling
Shareholder's pro rata portion of the Holdback Amount. It shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer to the Purchaser.

     (b) From and after the Closing Date, there shall be no transfers on the stock transfer books of the Company of Company Common Stock. If, after the Effective Time, Certificates formerly representing Company Common Stock set forth on Schedule I are presented to the Surviving Corporation for payment, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration in accordance with the procedures set forth in this section.

     (c) At or prior to the Effective Time, the Purchaser shall deliver irrevocably to the Escrow Agent shares of Purchaser Stock in an aggregate amount equal to the Holdback Amount.

     (d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Selling Shareholder claiming such Certificate to be lost, stolen or destroyed, the Purchaser will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration for which the shares of Company Common Stock represented by the Certificate are exchanged in accordance with this Section 3. When authorizing such issuance in exchange therefor, the Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require such Selling Shareholder to give the Purchaser a bond in such sum as it may direct as indemnity, or such other form of indemnity as it may direct, against any claim that may be made against the Purchaser with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (e) The Purchaser may, at its option, meet its obligations under this
Section 3.3 through a bank or trust company selected by the Purchaser to act as exchange agent in connection with the Transactions.

     (f) If any certificate for Purchaser Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to the Purchaser any transfer or other taxes required by reason of the issuance of certificates for such securities in a name other than that of the registered holder of the Certificate surrendered, or (ii) establish to the satisfaction of the Purchaser that such taxes have been paid or are not applicable.

     (g) Notwithstanding anything in this Agreement to the contrary, neither the Purchaser nor any other party hereto shall be liable to a holder of shares of Company Common Stock for any portion of the Merger Consideration, or dividend on shares of Purchaser Stock issued as part of the Merger Consideration, or in accordance with Section 3.1, the cash payment for any fractional interests, delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

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     3.4  No Further Rights in Company Common Stock.

     All cash, cash equivalents or securities received by each Selling Shareholder pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Selling Shareholder's shares of Company Common Stock. At the Effective Time, the Selling Shareholders shall cease to have any rights with respect to shares of stock, and their sole right shall be to receive the Merger Consideration.

     3.5  Closing.

     The closing of the Transactions (the "CLOSING") shall take place at the offices of Morrison & Foerster llp, 425 Market Street, San Francisco, California 94105-2482, at 9:00 a.m., local time, on the later of (x) June 15, 1999 or (y) the second business day after the day on which all of the conditions set forth in Sections 4.1 and 4.2 hereof are satisfied or waived, or at such other date, time and place as the parties shall otherwise agree (the date of such Closing, the "CLOSING DATE").

     3.6  Supplementary Action.

     If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of either Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.7  Dissenting Shares

          (a) If holders of Company Common Stock are entitled to dissent from the Merger and demand appraisal of the Company Common Stock under applicable law (each Person electing to exercise such rights, a "DISSENTING HOLDER"), any shares of Company Common Stock held by a Dissenting Holder as to which appraisal has been so demanded in accordance with applicable law ("DISSENTING SHARES") shall not be exchanged as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due such Dissenting Holder pursuant to applicable law; provided, that each share of Company Common Stock held by a Dissenting Holder who shall, after the Effective Time, withdraw its demand for appraisal or lose its rights of appraisal with respect to such shares of stock, in either case pursuant to applicable law, shall not be deemed a Dissenting Share, but shall be deemed to be converted, as of the Effective Time, into the applicable portion of the Merger Consideration.

          (b) The Company shall give the Purchaser prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands or failures to perfect appraisal rights resulting in a loss of such rights, and any other instruments received by the Company which relate to any such demand for appraisal. The Company shall not voluntarily make any payment with respect to any demands or potential demands for appraisal of Company Common Stock or offer to settle or settle any such demands or potential demands. The Purchaser shall be responsible for any settlement of claims with respect to any Dissenting Shares, which settlements may be paid in cash, Purchaser Stock or such other consideration as the Purchaser may determine, except as otherwise required under applicable law.

4.   Closing Conditions.

     4.1  Conditions Precedent to Obligations of the Purchaser and Merger Sub.

     The Purchaser's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by the Purchaser and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions.

          (a) the representations and warranties made by the Selling Shareholde and the Company in Section 5 hereof or in any other Transactional Agreement shall have been true and accurate in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, without giving effect to any Disclosure Schedule Update;

          (b) all covenants, agreements and conditions contained in this Agreement or in any other Transactional Agreement to be observed by the Selling Shareholders and/or the Company on or prior to the Closing shall have been performed or complied with in all material respects;

          (c) the Selling Shareholders or the Company, as the case may be, shall have delivered the following documents to the Purchaser:

                 (i) the Escrow Agreement, duly executed by the Selling Shareholders;

                 (ii) a Registration Rights Agreement in the form of Exhibit C (the "RIGHTS AGREEMENT"), duly executed by the Selling Shareholders;

                 (iii) a countersigned employment offer letter and an executed Proprietary Information, Non-Disclosure and Non-Solicitation Agreement substantially in the forms of Exhibits D-1 and D-2, respectively, duly executed by each of the Key Employees;

                 (iv) a Non-Competition and Non-Solicitation Agreement duly executed by Vijay and Sheena Vaidyanathan in substantially the form of Exhibit E;

                 (v) the legal opinion of Pillsbury Madison & Sutro LLP, counsel to the Selling Shareholders and the Company, dated the Closing Date, in substantially the form of Exhibit F;

                 (vi) written confirmation from Pillsbury Madison & Sutro LLP confirming that the Company has paid in full all legal fees, including legal fees relating to these Transactions incurred prior to and including the day immediately preceding the Closing;

                 (vii) a certificate (the "SELLING SHAREHOLDERS CLOSING CERTIFICATE" and the "COMPANY CLOSING CERTIFICATE," respectively) executed by the Selling Shareholders and a senior executive officer of the Company, respectively, dated as of the Closing Date, and certifying to the satisfaction of the conditions specified in Sections 4.1(a) and (b);

                 (viii) the written resignations of the members of the Company Board;

                 (ix) written evidence reasonably satisfactory to the Purchaser and its counsel of the grant of Company Options to the employees of the Company as set forth on Schedule II attached hereto;

                 (x) written evidence reasonably satisfactory to the Purchaser and its counsel of the conversion of all of the Company Preferred Stock into Company Common Stock;

                 (xi) such other documents reasonably satisfactory to the Purchaser as the Purchaser may request in good faith for the purpose of
(A) evidencing the accuracy of any representation or warranty made by the Company or the Selling Shareholders, (B) evidencing the compliance by the Company or the Selling Shareholders with, or the performance by the Company or the Selling Shareholders of, any covenant or obligation set forth in this Agreement or any other Transactional Agreement, (C) evidencing the satisfaction of the conditions set forth in this Section 4.1, or (D) otherwise facilitating the consummation or performance of any of the Transactions;

          (d) each of the Key Employees shall have accepted employment with the Purchaser (or one of the Purchaser's subsidiaries);

          (e) to the satisfaction of the Purchaser and its counsel, the offer and sale of Purchaser Stock pursuant to the terms of this Agreement shall comply with an exemption from registration under the Securities Act and/or any applicable federal or state securities laws and regulations;

          (f) the Company and each of the holders of Company Options shall have executed and delivered an amended Option Agreement in the Form of Exhibit G and provided the Purchaser with a copy thereof, providing that no additional acceleration of options shall occur upon closing of the transactions described in the Agreement and Plan of Contribution, Investment and Merger, dated as of May 9, 1999 among National Broadcasting Company, Inc., GE Investments Subsidiary, Inc., the Purchaser and others;

          (g) all corporate and other proceedings required to be taken on the part of the Company and the Selling Shareholders in connection with this Agreement, the Transactional Agreements and the Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and in substance to the Purchaser and its counsel;

          (h) except for the Selling Shareholder listed on Schedule III, all of the Selling Shareholders shall have executed this Agreement;

          (i) the Company's Board of Directors shall have ratified or approved the execution of this Agreement and the other Transactional Agreements by the Company and shall have approved the consummation of the Transactions;

          (j) each of the Consents identified or required to be identified in
Part 5.5 of the Disclosure Schedule shall have been obtained and shall be in full force and effect;

          (k) there shall have been no material adverse change in the Company's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement;

          (l) there shall not have been commenced or expressly threatened against the Company or any of its affiliates any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (ii) that is likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or have a material adverse effect on the Company;

          (m) no Person shall have made or expressly threatened any claim asserting that such Person (i) may be the holder or the beneficial owner, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Company, or (ii) may be entitled to all or any portion of the Merger Consideration;

          (n) neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or the Company, or any Person affiliated with the Purchaser or the Company, to suffer any material adverse consequence under, (i) any applicable legal requirement or Order, or (ii) any legal requirement or Order that has been proposed by or before any Governmental Body; and

          (o) All of the Preferred Stock issued by the Company owned by Christopher and Christina Kitze shall have been purchased at cost by either the Company or a Selling Shareholder.

     4.2 Conditions Precedent to Obligations of the Company and the Selling Shareholders.

     The Company's obligation to take the actions required to be taken by the Company at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part.

          (a) the representations and warranties made by the Purchaser and Merger Sub in Section 7 and in any other Transactional Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

          (b) all covenants, agreements and conditions contained in this Agreement or in any other Transactional Agreement to be observed by the Purchaser and Merger Sub on or prior to the Closing shall have been performed or complied with in all material respects;

          (c) the Purchaser shall have delivered the following documents to the Selling Shareholders and/or the Company, as the case may be, duly executed by the Purchaser:

                (i)   the Escrow Agreement;

                (ii)  the Rights Agreement;

                (iii) binding offers of employment by the Purchaser as set forth in Section 4.1(c);

                (iv) the legal opinion of Morrison & Foerster LLP, counsel to the Purchaser, dated the Closing Date, in substantially the form of Exhibit H; and

                (v) a certificate (the "PURCHASER CLOSING CERTIFICATE") executed by a senior executive officer of the Purchaser, dated as of the Closing Date and (A) certifying to the satisfaction of the conditions specified in Sections 4.2(a) and (b); and (B) certifying to and attaching a copy of the adoption of a resolution by the Purchaser's Board of Directors clarifying that the Transactions will be treated as exempt transactions under
Section 16 of the Exchange Act; and

          (d) all corporate and other proceedings required to be taken on the part of the Purchaser and Merger Sub in connection with the Transactions, shall have been completed.

5.   Representations and Warranties of the Company.

     Except as specifically set forth in the disclosure schedule provided by the Company and attached hereto (the "COMPANY DISCLOSURE SCHEDULE"), the parts of which are numbered to correspond to the section numbers of this Agreement, the Company hereby represents and warrants to each Indemnitee as follows:

     5.1 Organization, Good Standing, Qualification.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified to conduct business in the State of California. The Company is not qualified to transact business in any other jurisdiction. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry out the provisions hereof and to carry on its business as currently conducted.

          (b) The Company has never approved, or commenced any Proceeding, or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

          (c) The Company has no subsidiaries and does not own, beneficially or otherwise, any shares or other securities of, or any other direct or indirect interest of any nature in, any Entity.

          (d) The Company was never operated as a sole proprietorship, or any other business entity, prior to its incorporation.

     5.2  Articles of Incorporation and Bylaws; Records.

          (a) The Company has delivered to the Purchaser accurate and complete copies of:

               (i) the Company's Articles of Incorporation and Bylaws, including all amendments thereto, as currently in effect;

               (ii)  the stock records of the Company; and

               (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the Company Board and all committees of the Company Board.

There have been no meetings or other proceedings of the shareholders of the Company, the Company Board or any committee of the Company Board that are not memorialized in such minutes or other records.

        (b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names listed on Part 5.2 of the Disclosure Schedule.

        (c) There has not been any violation of the Company's Articles of Incorporation or Bylaws or any material violation of any resolution adopted by the Company's shareholders, the Company Board or any committee of the Company Board.

     5.3  Capitalization.

          (a) The authorized capital stock of the Company consists of Seven Million Four Hundred Thousand (7,400,000) shares of capital stock, comprised of Seven Million (7,000,000) shares of Common Stock, of which Four Million Nine Hundred Ninety-Two Thousand Seven Hundred Twenty-Six (4,992,726) shares are issued and outstanding, and Four Hundred Thousand (400,000) shares of Preferred Stock, all of which are designated Series A Preferred Stock, of which Two Hundred Fourteen Thousand Two Hundred Forty-two (214,242) shares are issued and outstanding (the "COMPANY PREFERRED STOCK"), all of which Company Preferred Stock shall be converted into Company Common Stock conditioned upon the Closing and immediately prior to the Effective Time. No other shares of capital stock are issued or outstanding. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Schedule II accurately sets forth (i) the names of the employees/consultants who have been granted Company Options; (ii) the number of Company Options held by such employees as of the date of this Agreement; and/or (iii) the number of Company Options to be granted to such employees/consultants prior to the Closing.

          (b) Except as set forth on Schedule II or Part 5.3 of the Disclosure Schedule, there is no:

                 (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;

                 (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or

                 (iii) to the knowledge of the Company, condition or circumstance that may directly or indirectly give rise to or provide a basis for a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) The Company has never repurchased, redeemed or otherwise reacquired (or agreed, committed or offered (in writing or otherwise) to repurchase, redeem or otherwise reacquire) any shares of capital stock or other securities, except from employees of the Company pursuant to the terms of the Option Plan.

     5.4  Authority; Binding Nature of Agreements.

     The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transactional Agreements to which it is or is contemplated to be a party, and the execution, delivery and performance by the Company of this Agreement and such Transactional Agreements have been duly authorized by all necessary action on the part of the Company Board and its shareholders. This Agreement and the other Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a Proceeding at law or in equity.

     5.5  Non-Contravention; Consents.

     The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Transactions, by the Company will not, directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a material violation of
(i) the Company's Articles of Incorporation or Bylaws, or (ii) any resolution adopted by the Company Board or any committee thereof or the shareholders of the Company;

          (b) to the knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which the Company or any assets owned or used by it are subject;

          (c) to the knowledge of the Company, cause any material assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

          (d) to the knowledge of the Company, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Company Contract;

          (f) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

          (g) result in the imposition or creation of any material encumbrance upon or with respect to any asset owned or used by the Company. Except as set forth in Part 5.5 of the Disclosure Schedule, the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions.

     5.6  Intellectual Property.

          (a) Part 5.6 of the Disclosure Schedule sets forth a complete list, in all material respects, of all patents, registered trademarks, registered copyrights, registered maskworks, registered trade names and registered service marks, and any applications therefor in respect of any of the foregoing, included in the Company's Proprietary Assets, and specifies, where applicable, the jurisdictions in which each such Proprietary Asset has been issued or filed, including the respective registration or application numbers and the names of all owners. Part 5.6 also sets forth a complete list of all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any of the Company's Proprietary Assets
(excluding object code and end-user licenses granted to end-users in the Ordinary Course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES")) or other trade secrets material to the Company, and includes the identity of all parties thereto, a general description of the nature and subject matter thereof, the applicable royalty and the term thereof. The management of the Company, after diligent investigation, is not aware of any violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. Except as set forth in Part 5.6 the execution and delivery of this Agreement by the Company, and the consummation of the Transactions, (i) will not cause the Company to be in material violation or default under any such license, sublicense or agreement, (ii) will not entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (iii) will not require the Company to repay any funds already received by it from a third party.

     (b) Except as set forth in Part 5.6, the Company has all right, title and interest in and to the Company's Proprietary Assets, and any rights (without being contractually obligated to pay any compensation to any third party in respect thereof) necessary for the use thereof or the material covered thereby in connection with the services or products in respect of which the Company's Proprietary Assets are being used by the Company.

     (c) Except as set forth in Part 5.6, to the knowledge of the management of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company's Proprietary Assets by any third party, including any employee or former employee of the Company.

     (d) The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     (e) Each employee and consultant identified on the Disclosure Schedule has executed the Company's form of proprietary information and invention agreement in substantially the form provided to the Purchaser and its counsel.

     5.7  Proceedings; Orders.

          (a) There is no pending Proceeding, and, to the Company's knowledge, no Person has threatened to commence any Proceeding nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims that would give rise to a Proceeding:

               (i) that involve the Company, including its use of the Proprietary Assets referred to in Section 5.6 hereof; or

               (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions or the Company's ability to comply with, or perform its obligations and covenants under, the Transactional Agreements, and, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (b) The Company has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in
Part 5.7 of the Disclosure Schedule, if any.

          (c) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

          (d) To the Company's knowledge, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     5.8  Financial Statements.

          (a) The Company has delivered to the Purchaser the following financial statements and notes (collectively, the "FINANCIAL STATEMENTS"), which are attached as Exhibit I:

                 (i) the unaudited balance sheet of the Company as of December 31, 1998, and the related unaudited statements of operations, changes in shareholders' equity and cash flows of the Company for the period ended December 31, 1998, together with the notes thereto; and

                 (ii) the unaudited consolidated balance sheet of the Company as of March 31, 1999 (the "UNAUDITED INTERIM BALANCE SHEET"), and the related unaudited statements of operations, changes in shareholders' equity and cash flows of the Company for the three (3) months then ended March 31, 1999.

        (b) All the Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Financial Statements is accurate in all material respects. The Financial Statements are in accordance with the books and records of the Company and present fairly the financial position of the Company as of the respective dates thereof and the results of operations of the Company, changes in shareholders' equity and cash flows for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered.

          (c) As of the date of this Agreement, the Company has no liabilities in excess of Ten Thousand Dollars ($10,000), individually or in the aggregate, except for liabilities identified as such in the "Liabilities" column of the Unaudited Interim Balance Sheet.

     5.9  Title to Assets.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, free and clear of any material encumbrances, except liens for current taxes and assessments not delinquent.

          (b) Part 5.9(b) of the Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible assets owned by the Company with a value over Ten Thousand Dollars ($10,000), and sets forth the original cost and book value of each of said assets.

          (c) Each asset identified in Part 5.9(b) of the Disclosure Schedule:

                (i) is free of material defects and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); and

                (ii) is adequate for the uses to which it is being put.

          (d) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 5.9(d) of the Disclosure Schedule (the "LEASED PREMISES"). Part 5.9(d) of the Disclosure Schedule lists the premises covered by said leases. The Company enjoys peaceful and undisturbed possession of such premises.

          (e) Part 5.9(e) of the Disclosure Schedule identifies all assets that are leased or licensed to the Company that have a value in excess of Ten Thousand Dollars ($10,000). All leases pursuant to which the Company leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and, to the knowledge of the Company, there exists no default thereunder.

     5.10 Contracts.

          (a) Part 5.10 of the Disclosure Schedule identifies and describes each material Company Contract. The Company has delivered to the Purchaser accurate and complete copies of all Company Contracts identified in Part 5.10 of the Disclosure Schedule, including all amendments thereto.

          (b) To the Company's knowledge, each Company Contract is currently valid and in full force and effect, and is enforceable by the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a Proceeding at law or in equity.

          (c) The Company is not in material default under any Company Contract, and, to the knowledge of the Company, (i) no Person has violated or breached, or declared or committed any material default under, any Company Contract; and (ii) the Company has not waived any of its rights under any material Company Contract.

          (d) (i) The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) the Company has never been a party to or bound by any material joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract.

          (e) No Person is renegotiating any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

          (f) Part 5.10(f) of the Disclosure Schedule identifies, and provides an accurate and complete description of, each proposed Company Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted to or received by the Company and is outstanding.

          (g) No party to any Company Contract has notified the Company to the effect that the Company has failed to perform a material obligation thereunder.

     5.11 Employees.

          (a) Part 5.11(a) of the Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement and their respective titles and annualized compensation and any written or oral commitments to the employees regarding the material terms and conditions of their employment.

          (b) Part 5.11(b) of the Disclosure Schedule contains a list of Persons who are currently performing services for the Company business and are classified as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."

          (c) The Company has no collective bargaining agreements or union contracts with any of its employees. To the knowledge of the Company, there is no labor union-organizing activity pending or threatened with respect to the Company. The employment of each of the Company's employees is terminable by the Company at will; and no employee has any agreement or contract, written or verbal, regarding his or her employment.

          (d) To the Company's knowledge, no employee of the Company, nor any consultant or independent contractor with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company. The Company has not received any notice (written or otherwise) alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the knowledge of the Company, no officer or key employee, or any group of employees, has given notice of his, her or their intent to terminate his, her or their employment with the Company, and no employee of the Company has received an offer to join a business that is or likely would be competitive with the Company's business.

     5.12 Compliance with Legal Requirements.

          (a) The Company is in full compliance with each material legal requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

          (b) The Company has not received, at any time, any notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any legal requirement by the Company, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature relating to Hazardous Materials, except to the extent noncompliance would not materially adversely effect the Company's business prospects or financial condition.

     5.13 Governmental Authorizations.

          (a) Part 5.13 of the Disclosure Schedule identifies each Governmental Authorization held by the Company. The Company has delivered to the Purchaser accurate and complete copies of all such Governmental Authorizations, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 5.13 of the Disclosure Schedule is valid and in full force and effect.

          (b) The Governmental Authorizations identified in Part 5.13 of the Disclosure Schedule constitute all the Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

     5.14 Tax Matters.

          (a) Except to the extent set forth in Part 5.14 of the Disclosure Schedule, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body. The Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

          (b) Part 5.14 of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("COMPANY RETURNS"). All Company Returns (i) have been, or will be, filed when due, and (ii) have been, or will be when filed, accurately and completely prepared pursuant to applicable law. All amounts shown on the Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Company Returns on or before the Closing Date, have been paid on or before the Closing Date. The Company has delivered to the Purchaser copies of all Company Returns filed for the fiscal periods ended on or before the date hereof.

          (c) The Company's Liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company will establish reserves adequate for the payment of all Taxes for the period from December 31, 1998 through the Closing Date, and the Company will disclose the dollar amount of such reserves to the Purchaser on or prior to the Closing Date.

          (d) Part 5.14 of the Disclosure Schedule identifies each examination or audit of any Company Return that has been conducted by any Governmental Body for the fiscal periods ended on or before the date hereof. The Company has delivered to the Purchaser copies of all audit reports and similar documents (to which the Company has access) relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (e) No claim or other Proceeding is pending or has been threatened in writing or orally (formally or informally) against or with respect to the Company in respect of any Tax. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company has never been in a "consolidated group" within the meaning of Treasury Regulations Section 1.1502-1(h), and is not liable for Taxes incurred by any individual, trust, corporation, partnership or any other Entity either as a transferee, pursuant to Treasury Regulations
Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations. Except as set forth in Part 5.14 of the Disclosure Schedule, the Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes. None of the assets of the

Company (i) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code or (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code. The Company has not participated in an international boycott as defined in Code Section 999. The Company does not have a "permanent establishment," as defined in any applicable Tax treaty or convention of the United States of America, or fixed place of business in any foreign country. The Company is not, nor has it ever been, an "S corporation," within the meaning of Section 1361(a) of the Code.

          (f) The Company is not party to any agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. Except as set forth in Part 5.14 of the Disclosure Schedule, the Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract, and has not otherwise assumed the tax Liability of any other Person under contract.

          (g) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (h) The Company has no net operating losses or other tax attributes currently subject to limitation under Code Section 382, 383 or 384, or the federal consolidated return regulations.

          (i) The Company's final 1999 U.S. income tax return to be prepared pursuant to Section 14.4(b) will contain, in all material respects, an accurate and complete description of the Company's tax basis in its assets, its current and accumulated earnings and profits, its tax carryovers, and any tax elections.

     5.15 Securities Laws Compliance; Registration Rights.

     The Company has complied with all federal and state securities laws in connection with all offers and sales of securities issued by the Company prior to the date of this Agreement. The Company has not heretofore granted any purchaser of its securities the right to require the Company to register any securities under the Securities Act or to qualify for any exemption thereunder.

     5.16 Finders and Brokers; Fees.

          (a) Neither the Company nor any Person acting on behalf of the Company has engaged any finder, broker, intermediary or any similar Person in connection with the Transactions.

          (b) The Company has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Transactions are consummated.

     5.17 Environmental Compliance.

     To the knowledge of the Company, the Company is, and has been at all times, in compliance in all material respects with all Environmental Laws, the violation of which would have a material adverse effect on the Company's business, assets or operations.

     5.18 Insurance.

          (a) Part 5.18 of the Disclosure Schedule sets forth each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company.

          (b) The Company has delivered to the Purchaser copies of all of the insurance policies identified in Part 5.18 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto.

          (c) Each of the policies identified in Part 5.18 of the Disclosure
Schedule is in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. Each of the policies identified in Part 5.18 of the Disclosure Schedule will continue in full force and effect following the Closing, and the Company has performed all of its material obligations under each policy to which it is a party or that provides coverage to it or any of its directors or officers in connection with their performance of services to the Company.

          (d) There is no pending claim under or based upon any of the policies identified in Part 5.18 of the Disclosure Schedule, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

          (e) The Company has not received:

              (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 5.18 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

              (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part
5.18 of the Disclosure Schedule.

     5.19 Related Party Transactions.

          (a) No Related Party has, and no Related Party has at any time since December 31, 1998, had, any direct or indirect material interest of any nature in any material asset of the Company or any Company Contract.

          (b) No Related Party is, or has at any time since December 31, 1998, been, indebted to the Company for an amount, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000).

          (c) Since December 31, 1998, no Related Party has entered into, or has had any direct or indirect material financial interest in, any Company Contract, transaction or business dealing of any nature involving the Company.

          (d) No Related Party is competing, or has at any time since December 31, 1998, competed, directly or indirectly, with the Company in any market served by the Company.

     5.20 Absence of Changes.

     Since April 30, 1999:

          (a) there has not been any material adverse change in the Company's business, assets, Liabilities or operations and, to the knowledge of the Company, no event has occurred that is likely to have a material adverse effect on the Company's business, assets, Liabilities or operations;

          (b) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

          (c) the Company has not amended its Articles of Incorporation or Bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (d) the Company has not made any individual capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000);

          (e) the Company has not pledged or hypothecated any of its material assets or otherwise permitted any of its material assets to become subject to any encumbrance;

          (f) the Company has not made any loan or advance to any Person;

          (g) the Company has not paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (h) there has been no resignation or termination of employment of any officer or key employee of the Company;

          (i) there has been no borrowing or agreement to borrow by the Company or material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of the Company;

          (j) the Company has not discharged any encumbrance or discharged, paid or forgiven any indebtedness or other Liability in excess of Twenty-Five Thousand Dollars ($25,000), individually or in the aggregate, except for accounts payable that (i) are reflected as current Liabilities in the "Liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

          (k) the Company has not released or waived any material right or claim;

          (l) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (m) the Company has not received notice that there has been a loss of, or cancellation of a material order by, any customer of the Company; and

          (n) the Company has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (c) through (m) above.

     5.21 Powers of Attorney.

     The Company has not given a power of attorney to any Person.

     5.22 Benefit Plans; ERISA.

          (a) Part 5.22 of the Disclosure Schedule lists (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or Member of the Controlled Group, and
(iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, and fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or any Member of the Controlled Group maintains, contributes to or has any obligation to or Liability for (collectively, the "PLANS").

          (b) None of the Plans is a Defined Benefit Plan, and neither the Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan that could reasonably be expected to result in a material amount of Liability under Title IV of ERISA.

          (c) None of the Plans is a Multiemployer Plan, and neither the Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan that could reasonably be expected to result in a material amount of Liability under Title IV of ERISA.

          (d) The Company does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA or comparable California law.

          (e) Each Plan that is an "employee benefit plan," as defined in
Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

          (f) All reports, forms and other documents required to be filed with any government entity with respect to any Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate.

          (g) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service. To the Company's knowledge, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust. The Company and each Member of the Controlled Group have timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such Plan and its related trust under Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

          (h) All contributions owed for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) under any Plan have been or will be made prior to the Closing Date by the Company in accordance with past practice and the recommended contribution in any applicable actuarial report.

          (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the Ordinary Course, with regard to the Plans for plan years ending on or before the Closing Date.

          (j) With respect to each Plan:

              (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available that could reasonably be expected to result in a material amount of Liability to the Company;

              (ii) no actions or claims (other than routine claims for benefits made in the Ordinary Course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan that could reasonably be expected to result in a material amount of Liability to the Company;

              (iii) no facts exist which could give rise to any such action or claim; and

              (iv) the Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without a material amount of Liability.

          (k) Neither the Company nor any Member of the Controlled Group has any Plan-related Liability or is threatened with any Liability (whether joint or several) (i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA that could reasonably be expected to result in a material amount of Liability to the Company.

          (l) All the "group health plans" (as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code) that are part of the Plans listed in the Disclosure Schedule are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

          (m) Copies of all documents creating or evidencing any Plan listed in the Disclosure Schedule, and all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), have been delivered or made available to the Purchaser. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by any Plan listed in the Disclosure Schedule.

          (n) All expenses and Liabilities relating to contributions required by law and the terms of the Plans described in the Disclosure Schedule have been, and on the Closing Date will be, fully and properly accrued on the Company's books and records and disclosed in accordance with GAAP and in Plan financial statements.

     5.23 Full Disclosure.

          (a) This Agreement (including all Schedules and Exhibits hereto), does not contain nor will it contain any untrue statement of material fact; and does not omit nor will it omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein, when read collectively, not misleading.

          (b) All the information set forth in the Disclosure Schedule is accurate and complete in all material respects.

     5.24 Due Diligence Information.

     The Company has provided the Purchaser and the Purchaser's representatives with full and complete access to all of the Company's records and other documents and data, and has produced all documents and related materials in response to the reasonable requests of the Purchaser.

6. Representations and Warranties of the Selling Shareholders; Investment Intent and Restrictions.

     Each Selling Shareholder, severally and not jointly, represents and warrants as follows:

          (a) The Selling Shareholder owns, beneficially and of record, that number of shares of Company Common Stock specified opposite the Selling Shareholder's name on Schedule I attached hereto, free and clear of any encumbrances.

          (b) The Selling Shareholder has the absolute and unrestricted right, power and authority to enter into and to perform his or her respective obligations under this Agreement and the other Transactional Agreements to which he or she is contemplated to be a party. This Agreement and the other Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Selling Shareholder, enforceable against him or her in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a Proceeding at law or in equity.

          (c) To the knowledge of the Selling Shareholder, the execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Transactions, by the Selling Shareholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which the Selling Shareholder is subject.

          (d) There is no pending Proceeding, and, to the knowledge of the Selling Shareholder, no Person has threatened to commence any Proceeding, that challenges, or that may have the effect of preventing, delaying or making illegal, the Selling Shareholder's ability to comply with or perform his or her obligations and covenants under the Transactional Agreements; and, to the knowledge of the Selling Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (e) The Selling Shareholder is not subject to any Order that relates to the Company's business or to any of the assets owned or used by the Company.

          (f) To the knowledge of the Selling Shareholder, there is no proposed Order that, if issued or otherwise put into effect, may have a material adverse effect on the ability of the Selling Shareholder to comply with or perform any covenant or obligation under this Agreement and the other Transactional Agreements.

          (g) Neither the Selling Shareholder nor any Person acting on his or her behalf has negotiated with any finder, broker, intermediary or any similar Person in connection with the transactions contemplated herein.

     With respect to Purchaser Stock, each Selling Shareholder further represents and warrants as follows:

          (h) Except as set forth in Part 6 of the Disclosure Schedule, the Selling Shareholder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

          (i) The Selling Shareholder, by reason of his or her business and financial experience, has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that he or she is capable of (i) evaluating the merits and risks of an investment in Purchaser Stock and making an informed investment decision, (ii) protecting his or her own interest and (iii) bearing the economic risk of such investment. If the Selling Shareholder retained a purchaser's representative with respect to the investment in Purchaser Stock that may be made hereby, then the Selling Shareholder shall, prior to or at the Closing, (A) acknowledge in writing such representation and (B) cause such representative to deliver a certificate to the Purchaser containing such representations as are reasonably requested by the Purchaser.

          (j) The Selling Shareholder is acquiring Purchaser Stock for investment for the Selling Shareholder's own account, not as a nominee or agent and not with a view to, or any intention of, a resale or distribution thereof, in whole or in part, or the grant of any participation therein. The Selling Shareholder understands that the Purchaser Stock has not been registered under the Securities Act or state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Selling Shareholder's representations as expressed in this Agreement. The Selling Shareholder has not been formed for the specific purpose of acquiring Purchaser Stock. The Selling Shareholder further understands that the Purchaser shall have no obligation to register Purchaser Stock under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except pursuant to the Rights Agreement. The Selling Shareholder hereby acknowledges that because of the restrictions on transfer or assignment of Purchaser Stock to be issued in connection with the Merger hereunder, the Selling Shareholder may have to bear the economic risk of the investment commitment in Purchaser Stock for an indefinite period of time.

          (k) The Selling Shareholder will observe and comply with the Securities Act and the rules and regulations promulgated thereunder, as now in effect and as from time to time amended, in connection with any offer, sale, pledge, transfer or other disposition of Purchaser Stock. In furtherance of the foregoing, and in addition to any restrictions contained in this Agreement or the other Transactional Agreements, the Selling Shareholder will not offer to sell, exchange, transfer, pledge, or otherwise dispose of any Purchaser Stock unless at such time at least one of the following is satisfied:

              (i) a registration statement under the Securities Act covering Purchaser Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act;

              (ii) such transaction shall be permitted pursuant to the provisions of Rule 144;

              (iii) counsel representing the Selling Shareholder, satisfactory to the Purchaser, shall have advised the Purchaser in a written opinion letter reasonably satisfactory to the Purchaser and its counsel, and upon which the Purchaser and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; or

              (iv) an authorized representative of the SEC shall have rendered written advice to the Selling Shareholder (sought by the Selling Shareholder or counsel to the Selling Shareholder, with a copy thereof and of all other related communications delivered to the Purchaser) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition if consummated.

          (l) The Selling Shareholder understands that an investment in Purchaser Stock involves substantial risks. The Selling Shareholder has been given the opportunity to make a thorough investigation of the proposed activities of the Purchaser and, upon request to the Purchaser, has been furnished with materials relating to the Purchaser and its proposed activities, including, without limitation, a copy of the Purchaser's Registration Statement on Form S-1 dated April 9, 1999 (the "REGISTRATION STATEMENT") and the Purchaser SEC Reports. The Selling Shareholder has been afforded the opportunity to obtain any additional information deemed necessary by the Selling Shareholder to verify the accuracy of any representations made or information conveyed to the Selling Shareholder. The Selling Shareholder confirms that all documents, records and books pertaining to its investment in Purchaser Stock and requested by the Selling Shareholder have been made available or delivered to the Selling Shareholder. The Selling Shareholder has had an opportunity to ask questions of and receive answers from the Purchaser, or from a Person or Persons acting on the Purchaser's behalf, concerning the terms and conditions of this investment. The Selling Shareholder has relied upon, and is making his or her investment decision based upon, the Registration Statement and other information publicly available about the Purchaser.

          (m) The Selling Shareholder has no knowledge of any causes of action or other claims that could have been or in the future might be asserted by the Selling Shareholder against the Company or any of its predecessors, successors, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof and in any way relating to any duty or obligation of the Company or any of such other parties to the Selling Shareholder.

          (n) The Selling Shareholder expressly acknowledges that with respect to any potential short-swing profit liability pursuant to Section 16(b) of the Exchange Act, the Selling Shareholder has not relied on any statement or representation by Morrison & Foerster, LLP, counsel to the Purchaser.

          (o) Each Selling Shareholder is a "United States person," within the meaning of Section 7701(a)(30) of the Code.

7.   Representations and Warranties of the Purchaser and Merger Sub.

     Except as specifically set forth in the disclosure schedule provided by the Purchaser to the Selling Shareholders attached hereto (the "PURCHASER'S DISCLOSURE SCHEDULE"), the parts of which are numbered to correspond to the section numbers of this Agreement, the Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Selling Shareholders as follows:

     7.1  Organization, Good Standing, Qualification; Capitalization.

          (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Purchaser has all the requisite corporate power and authority to own and operate its properties and assets and to carry out the provisions hereof and thereof and to carry on its business as currently conducted.

          (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Merger Sub has all the requisite corporate power and authority to own and operate its properties and assets and to carry out the provisions hereof and thereof, and to carry on its business as currently conducted.

          (c) The description of the outstanding shares of Purchaser's authorized capital stock in the Purchaser's Annual Report on Form 10-K for the year ended December 31, 1998 (the "FORM 10-K") is true and correct.

7.2  Investment Representations.

          (a) The Purchaser understands that the Company Common Stock has not been registered under the Securities Act. The Purchaser also understands that the Company Common

Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser's representations contained in this Section 7.2.

          (b) The Purchaser is acquiring the Company Common Stock for the Purchaser's own account for investment only, and not with the current intention of making a public distribution thereof.

          (c) The Purchaser represents that by reason of its, or of its management's, business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the Transactions contemplated in this Agreement and the other Transactional Agreements. The Purchaser is able to bear the loss of its entire investment in the Company. The Purchaser is not a corporation, partnership or other entity specifically formed for the purpose of consummating this transaction.

          (d) The Purchaser is an accredited investor as that term is defined in Rule 501(a) of Regulation D, promulgated pursuant to the Securities Act.

     7.3  Purchaser Stock.

     The Purchaser Stock to be issued to the Selling Shareholders and upon exercise of the Company Options assumed by the Purchaser, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued and nonassessable.

     7.4  Authority; Binding Nature of Agreements.

          (a) The execution, delivery and performance of this Agreement and the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by the Purchaser or Merger Sub, as the case may be, in connection herewith, have been duly authorized by all necessary action on the part of the Purchaser and Merger Sub and their respective boards of directors.

          (b) This Agreement, the other Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by the Purchaser or Merger Sub each constitute the legal, valid and binding obligations of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a Proceeding at law or in equity.

     7.5  Non-Contravention; Consents.

     The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Transactions, by the Purchaser and Merger Sub will not, directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a material violation of (i) the Purchaser's and Merger Sub's Certificate or Articles of Incorporation or Bylaws, or (ii) any resolution adopted by the Purchaser Board and Merger Sub Board or any committee thereof or the stockholders of the Purchaser and Merger Sub;

          (b) to the knowledge of the Purchaser and Merger Sub, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which the Purchaser and Merger Sub or any material assets owned or used by them are subject;

          (c) to the knowledge of the Purchaser and Merger Sub, cause any material assets owned or used by the Purchaser and Merger Sub to be reassessed or revalued by any taxing authority or other Governmental Body;

          (d) to the knowledge of the Purchaser and Merger Sub, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or Merger Sub or any of their respective employees or that otherwise relates to the Purchaser's and Merger Sub's business or to any of the material assets owned or used by the Purchaser and Merger Sub;

          (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Purchaser Contract;

          (f) give any Person the right to any payment by the Purchaser or Merger Sub or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Purchaser or Merger Sub in favor of any Person, in any such case as a result of the change in control of Merger Sub or otherwise resulting from the Transactions; or

          (g) result in the imposition or creation of any material encumbrance upon or with respect to any material asset owned or used by the Purchaser and Merger Sub.

Except as set forth in Part 7.5 of the Disclosure Schedule and as contemplated in this Agreement and the other Transactional Agreements, the Purchaser and Merger Sub will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions.

     7.6  Legal Proceedings.

     The description of the Purchaser's legal proceedings in the Form 10-K is true and correct.

     7.7  Finders and Brokers.

     The Purchaser and Merger Sub will indemnify the Selling Shareholders and the Company and hold them harmless from any Liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based upon any agreement, arrangement or understanding made by or on behalf of the Purchaser or Merger Sub.

     7.8  Reports and Financial Statements; Absence of Certain Changes.

          (a) The Purchaser has filed all reports required to be filed with the SEC pursuant to the Exchange Act, if any, since its initial public offering on December 9, 1998 (all such reports, including those to be filed prior to the Closing Date, collectively, the "PURCHASER SEC REPORTS"), and has previously furnished or made available to the Company true and complete copies of all the Purchaser SEC Reports filed, if any, with respect to periods ending after December 9, 1998 (including any exhibits thereto) and will promptly deliver to the Company any Purchaser SEC Reports filed between the date hereof and the Effective Time. All of such Purchaser SEC Reports complied at the time they were filed in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such Purchaser SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to Purchaser SEC Reports filed after the date hereof and prior to the Closing Date, will contain any untrue statement of a material fact or omitted or, with respect to Purchaser SEC Reports filed after the date hereof and prior to the Closing Date, will omit to state contain a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Purchaser included in the Purchaser SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Purchaser,
(ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and
(iii) present fairly the financial position of the Purchaser as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Purchaser SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (A) were prepared from the books and records of the Purchaser, (B) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (C) present fairly the financial position of the Purchaser as of the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties shall also be deemed to be made with respect to all filings made with the SEC on or before the Effective Time.

          (b) Except as specifically contemplated by this Agreement or reflected in the Purchaser SEC Reports, since March 31, 1999 there has not been (i) any change or event having a material adverse effect on the Purchaser, (ii) any declaration setting aside or payment of any dividend or distribution with respect to the common stock of the Purchaser other than consistent with past practices, or (iii) any material change in the Purchaser's accounting principles, procedures or methods.

     7.9  Compliance with Applicable Law.

     Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, the Purchaser holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of the Purchaser is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Purchaser, except to the extent that the failure or violation would not in the aggregate have a material adverse effect.

     7.10 Complete Copies of Requested Reports.

     The Purchaser has delivered or made available (through public sources or directly) true and complete copies of each document that has been reasonably requested by the Company or its counsel in connection with their legal and accounting review of the Purchaser.

     7.11 Full Disclosure.

          (a) Neither this Agreement (including all Schedules and Exhibits hereto) nor any of the Transactional Agreements contemplated to be executed and delivered by the Purchaser or Merger Sub in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

          (b) All of the information regarding the Purchaser or Merger Sub and the business, condition, assets, Liabilities, operations, financial performance, net income and prospects of either that has been furnished to the Company or any of its representatives by or on behalf of the Purchaser, Merger Sub or any of the Purchaser's representatives, is accurate and complete in all material respects.

     7.12 Contracts.

          (a) Except as set forth in Part 7.12 of the Disclosure Schedule, no Purchaser Contracts have come into existence since March 31, 1999 that will be required to be filed as exhibits to the Purchaser's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

          (b) The Purchaser has previously made available for inspection and copying to the Company complete and correct copies (or, in the case of oral contracts, a complete and correct description) of each Purchaser Contract (and any amendments or supplements thereto) listed on Part 7.12 of the Disclosure Schedule. Except as set forth on
Part 7.12 of the Disclosure Schedule, (i) each Purchaser Contract (including any Purchaser Contract filed with the Purchaser SEC Reports) listed is in full force and effect, (ii) neither the Purchaser nor, to its knowledge, any other party is in material default under any such Purchaser Contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default, (iii) the Purchaser has not expressly waived any of its material rights under any Purchaser Contract, (iv) to the knowledge of the Purchaser, there are no material disputes or disagreements between the Purchaser and any other party with respect to any such Purchaser Contract, and (v) each other party to each such Purchaser Contract has consented or been given notice (or prior to the Closing Date shall have consented or been given notice), where such consent or the giving of such notice is necessary, sufficient that such Purchaser Contract shall remain in full force and effect following the consummation of the Transactions, without material modification of the rights or obligations of the Purchaser thereunder.

8.   Pre-Closing Covenants of the Company.

     8.1  Corporate Proceedings; Shareholder Approval.

     The Company shall ensure that resolutions (in form satisfactory to the Purchaser) of the Company Board approving or adopting, as applicable, all necessary further action of the Company Board, this Agreement, the other Transactional Agreements and the Transactions and recommending approval by the Company's shareholders of this Agreement, the other Transactional Agreements and the Transactions, are passed as necessary pursuant to applicable law. In furtherance, and not in limitation, of the foregoing:

          (a) the Company, acting through the Company Board, shall, in accordance with all applicable legal requirements and its Articles of Incorporation and Bylaws, (i) promptly and duly call, give notice of, convene and hold as soon as practicable a meeting (or solicit an action by written consent in lieu thereof) of its shareholders for the purpose of voting to approve and adopt the Merger and this Agreement and the other Transactional Agreements to which the Company is a party, and (ii) recommend approval and adoption of the Merger and this Agreement and the other Transactional Agreements to which the Company is a party by the Company's shareholders. The Company shall consult with the Purchaser as to the timing and procedures of such meeting (or consent solicitation).

     8.2  Access and Investigation.

     The Company shall ensure that, at all times during the Pre-Closing Period:

          (a) The Company and its representatives provide the Purchaser and its representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Company as the Purchaser may reasonably request in good faith; and

          (b) The Company and its representatives compile, and provide the Purchaser and its representatives with, such additional financial, operating and other data and information regarding the Company as the Purchaser may reasonably request in good faith.

     8.3  Operation of Business.

     The Company, and with respect to subsections (a) and (b) below, the Selling Shareholders, shall ensure that, during the Pre-Closing Period:

          (a) the Selling Shareholders do not directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer, any of their Company Common Stock or any interest in or right relating to any of their Company Common Stock;

          (b) the Selling Shareholders do not permit, or offer, agree or commit (in writing or otherwise) to permit, any of the Company Common Stock to become subject, directly or indirectly, to any encumbrance;

          (c) the Company conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

          (d) the Company uses its Best Efforts to preserve intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;

          (e) the Company keeps in full force all insurance policies identified in Part 5.18 of the Disclosure Schedule;

          (f) the Company immediately notifies the Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

          (g) the Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for shares for which the Company has a repurchase right under the Option Plan;

          (h) the Company does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, other than options to purchase up to the number of shares of Company Common Stock pursuant to the Option Plan set forth on Schedule II attached hereto and shares of Company Common Stock issuable upon conversion of outstanding Company Preferred Stock, or unless approved in advance in writing by the Purchaser;

          (i) the Company does not amend its Articles of Incorporation or Bylaws, and does not effect, or become a party to, any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, or enter into any transaction or take any other action of the type referred to in Section 5.20(c) through (m);

          (j) the Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (k) the Company does not make any capital expenditure, except for capital expenditures made in the Ordinary Course of Business that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed Ten Thousand Dollars ($10,000), unless approved in advance in writing by the Purchaser;

          (l) the Company does not enter into, or permit any of the material assets owned or used by the Company to become bound by, any Contract;

          (m) the Company does not incur, assume or otherwise become subject to any Liability, except for current Liabilities incurred in the Ordinary Course of Business, unless approved in advance in writing by the Purchaser;

          (n) the Company does not establish or adopt any employee benefit plan, and does not pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than annual adjustments made in the Ordinary Course of Business;

          (o) the Company does not change any of its methods of accounting or accounting practices in any respect;

          (p) the Company does not make any Tax election;

          (q) the Company does not commence any Proceeding; and

          (r) neither the Selling Shareholders nor the Company agrees, commits or offers (in writing or otherwise) or attempts to take any of the actions described in the preceding clauses of this Section 8.3.

     8.4  Filings and Consents.

     The Company shall ensure that:

          (a) each filing or notice required to be made or given (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Company or the Selling Shareholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 5.5 of the Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

          (b) each Consent required to be obtained (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Company or the Selling Shareholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part 5.5 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) the Company promptly delivers to the Purchaser a copy of each filing made, each notice given and each Consent obtained by the Company or the Selling Shareholders during the Pre-Closing Period; and

          (d) during the Pre-Closing Period, the Company and its representatives cooperate with the Purchaser and with the Purchaser's representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser or Merger Sub is required or elects to make, give or obtain.

     8.5  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Company and the Selling Shareholders shall promptly notify the Purchaser in writing of:

              (i) the discovery by the Company or the Selling Shareholders of any event, condition, fact or circumstance that constitutes a material breach of any representation or warranty made by the Company or the Selling Shareholders in this Agreement or in any of the other Transactional Agreements; and

              (ii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 4.1, impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 8.5(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company and the Selling Shareholders shall promptly deliver to the Purchaser an update to the Disclosure Schedule (a "DISCLOSURE SCHEDULE UPDATE") specifying such change. Such Disclosure Schedule Update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Selling Shareholders in this Agreement as of the Closing, or (ii) determining whether the conditions set forth in Section 4.1 have been satisfied; unless objected to in writing by the Purchaser.

          (c) If any Disclosure Schedule Update to this Agreement prepared by or on behalf of the Selling Shareholders and the Company is supplemented or amended after the execution of this Agreement due to such matter(s) that, individually or in the aggregate, result in a material adverse effect on the business, condition, assets, Liabilities, operations, financial performance or net income of the Company, and the Purchaser objects to such Disclosure Schedule Update, the Purchaser may elect at its sole option to (i) terminate this Agreement, (ii) proceed with the Closing, or (iii) negotiate a reduction of the Merger Consideration which shall be determined by the parties in good faith, regardless of whether such matter existed or was known as of the date hereof or arose and became known thereafter; provided, however, that if the Purchaser elects to proceed with the Closing, the Purchaser shall not be entitled to bring a claim against the Company or the Selling Shareholders with respect to any Disclosure Schedule Update.

     8.6  No Negotiation.

     Neither the Company nor any of its employees, directors, representatives, affiliates or advisors (including, without limitation, legal, accounting, financial and investment banking advisors) will directly or indirectly on behalf of the Company or the Selling Shareholders:

          (a) enter into any agreement (or grant any option or right) to sell, transfer or otherwise dispose of the shares of capital stock or the assets of the Company or issue any controlling interest in shares of capital stock of the Company, directly or indirectly, to any Person, other than Company Options and shares issuable upon exercise of the Company Options in the Ordinary Course of Business;

          (b) hold any discussion with, or provide any information to, any Person concerning the Company in connection therewith; or

          (c) respond to any inquiry made by any Person concerning a proposed acquisition of any assets or capital stock of the Company, except to advise such Person that the Company has entered into this Agreement. The Company and the Selling Shareholders further agree to advise the Purchaser immediately upon receiving any inquiry from any such Person. If the Company receives a bona fide offer concerning a proposed acquisition of any assets or capital stock of the Company, the Company shall, in addition to notifying the Purchaser of the receipt of such offer, identify the identity of the proposed buyer.

9.   Pre-Closing Covenants of the Purchaser.

     9.1  Corporate Proceedings.

     The Purchaser shall ensure that resolutions (in form satisfactory to the Purchaser) of the Purchaser Board approving or adopting, as applicable, all necessary further action of the Purchaser Board, this Agreement, the other Transactional Agreements and the Transactions and recommending approval by the Purchaser's stockholders of this Agreement, the other Transactional Agreements and the Transactions, are passed as necessary pursuant to applicable law.

     9.2  Access and Investigation.

     The Purchaser shall ensure that, at all times during the Pre-Closing
Period:

          (a) the Purchaser and its representatives provide the Company and its representatives with free and complete access at reasonable times to the Purchaser's premises and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Purchaser;

          (b) the Purchaser and its representatives provide the Company and its representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Purchaser as the Company may request in good faith; and

          (c) the Purchaser and its representatives compile, and provide the Company and its representatives with, such additional financial, operating and other data and information regarding the Purchaser as the Company may request in good faith.

     9.3  Filings and Consents.

     The Purchaser shall ensure that:

          (a) each filing or notice required to be made or given (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Purchaser or Merger Sub in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is made or given as soon as possible after the date of this Agreement;

          (b) each Consent required to be obtained (pursuant to any applicable legal requirement Order or Contract, or otherwise) by the Purchaser or Merger Sub in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) the Purchaser promptly delivers to the Company a copy of each filing made, each material notice given and each material Consent obtained by the Purchaser or Merger Sub during the Pre-Closing Period; and

          (d) during the Pre-Closing Period, the Purchaser and Merger Sub and their representatives cooperate with the Company and its representatives, and prepare and make available such documents and take such other actions as the Company may request in good faith, in connection with any filing, notice or Consent that the Company is required or elects to make, give or obtain.

     9.4  Notification.

     During the Pre-Closing Period, each of the Purchaser and Merger Sub shall promptly notify the Company in writing of:

          (a) the discovery by the Purchaser of any event, condition, fact or circumstance that constitutes a breach of any representation or warranty made by the Purchaser or Merger Sub in this Agreement or in any of the other Transactional Agreements;

          (b) any breach of any covenant or obligation of the Purchaser or Merger Sub; and

          (c) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 4.2, impossible or unlikely.

10.  Other Agreements.

     10.1 Registration of Company Options.

     The Purchaser agrees that as soon as reasonably practicable after the Closing Date, but in no event later than fifteen (15) days following the Closing Date, it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8, in order to register the shares of Purchaser Stock issuable upon exercise of the aforesaid converted Company Options.

     10.2 Confidentiality.

     Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the Mutual Nondisclosure Agreement by and between the Purchaser and the Company, dated as of April 15, 1999.

     10.3 Public Disclosure.

     Unless otherwise required by law (including, without limitation, securities laws) or, as to the Purchaser, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or any Transactional Agreement shall be made by any party hereto unless approved by the Purchaser and the Company prior to release; provided, that such approval shall not be unreasonably withheld, provided, further, that the parties agree and understand that certain disclosures regarding the Transactions may be made to (a) employees of the Purchaser and the Company, (b) third parties whose consent or approval may be required in connection with the Transactions, and (c) the professional advisors of Purchaser, the Company and the Selling Shareholders, in each case without any prior written consent.

     10.4 No Inconsistent Action.

     None of the Purchaser, the Company or the Selling Shareholders shall take any action inconsistent with the treatment of the Merger as a reorganization under Section 368(a) of the Code.

     10.5 Restrictive Legend.

     All certificates representing Purchaser Stock deliverable to the Selling Shareholders pursuant to this Agreement and any certificates subsequently issued with respect thereto or in substitution therefor, unless a sale, transfer or other disposition pursuant to one or more of the alternative conditions set forth in Section 6(l) shall have occurred, or unless the conditions of paragraph (k) of Rule 144 promulgated under the Securities Act shall have been satisfied, shall bear a legend substantially as follows, in addition to any legend the Purchaser determines is required pursuant to any applicable legal requirement:

     "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in that certain Agreement and Plan of Merger dated as of June 10, 1999, a copy of which Agreement and Plan of Merger XOOM.com, Inc. will furnish, without charge, to the holder of this certificate upon written request therefor."

     The Purchaser, at its discretion, may cause a stop-transfer order to be placed with its transfer agent(s) with respect to the certificates for Purchaser Stock but not as to the certificates for any part of Purchaser Stock as to which said legend is no longer appropriate when one or more of the alternatives set forth in Section 6(l) shall have been satisfied or the conditions of paragraph (k) of Rule 144 promulgated under the Securities Act shall have been satisfied. Such legend(s) shall be promptly removed when Purchaser Stock delivered to the Selling Shareholders pursuant to this Agreement has been registered.

     10.6 Market Stand-Off.

     Notwithstanding anything in this Agreement to the contrary, in connection with any public offering of the capital stock of the Purchaser (a "FOLLOW-ON OFFERING"), each Selling Shareholder agrees that, if requested by the managing underwriter of the Follow-On Offering, such Selling Shareholder shall not, directly or indirectly, sell, offer, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of, any Purchaser Stock, without the prior written consent of the Purchaser and the managing underwriters of the Follow-On Offering, for a period of ninety (90) days from the effective date of the registration statement under the Securities Act relating to such Follow-On Offering and to the extent otherwise permissible under the requirements for a tax-free Merger; provided, however, that (a) all officers, directors and 5% stockholders of the Purchaser shall enter into similar agreements; (b) shares of Purchaser Stock shall be released from this restriction to the extent such shares are registered pursuant to the Rights Agreement; and (c) shares of Purchaser Stock shall be released from this restriction to the extent any other shares are released from similar restrictions. This restriction shall be binding upon any transferee of Purchaser Stock, and the certificates for Purchaser Stock shall bear a legend to such effect. In order to enforce the foregoing covenant, the Purchaser may impose stop-transfer instructions with respect to Purchaser Stock until the end of such period.

     10.7 Certain Tax Matters.

          (a) Notwithstanding anything to the contrary in Section 12.5, the Selling Shareholders shall have the right (but not the obligation), at their own expense, to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding with respect to any Company Return involving only periods ending on or before the Closing Date; provided, however, that the Selling Shareholders shall not settle, or compromise any such audit, etc. without the Purchaser's timely and reasonable prior written consent. Nothing in this Section 10.7(a) shall be construed to increase the Selling Shareholders' maximum indemnification limitation as set forth in Sections 12.2(a) and 12.5.

          (b) Except as expressly provided in Section 10.7(a), Section 12.5 shall determine the procedures for defending any other tax audit, examination, investigation, hearing or other proceeding with respect to any Company Return.

          (c) The Purchaser further represents, warrants and covenants as follows:

              (i) The Purchaser agrees to report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by law or unless advised in writing by counsel to the Company that the Merger will not qualify as such a reorganization.

              (ii) Prior to the Merger, the Purchaser will be in "control" of Merger Sub within the meaning of Section 368(c) of the Code.

              (iii) The Purchaser has no plan or intention to cause the Surviving Corporation to issue additional shares of stock after the Merger, or take any other action, that would result in the Purchaser losing control of the Surviving Corporation.

              (iv) Except for (A) repurchases or redemptions of Purchaser Stock that are consistent with past practices and purchase programs that were not created or modified in connection with the Merger, (B) possible repurchases of unvested shares of employees or consultants in connection with the termination of their services, and (C) possible reacquisitions of Purchaser Stock pursuant to the Escrow Agreement, neither the Purchaser or any "related person" of the Purchaser (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) has any plan or intention to repurchase or redeem any of the Purchaser Stock to be issued in the Merger in exchange for shares of Company capital stock.

              (v) Neither the Purchaser nor any "related person" of the Purchaser (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) owns or has at any time during the past years owned any capital stock of the Company.

              (vi) The Purchaser has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with the Purchaser or into any other corporation; to sell, distribute or otherwise dispose of the capital stock of the Surviving Corporation; or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets (or of any of the assets acquired from Merger Sub) except for dispositions made in the Ordinary Course of Business or transfers permitted under Section 368(a)(2)(C) of the Code or prescribed by Treasury Regulations Section 1.368-1(d) that will not affect the Company's satisfaction of the "continuity of business enterprise" requirement under Section 368 of the Code.

              (vii) Merger Sub has no assets and will have no liabilities assumed by the Company, nor will it transfer to the Company, in the Merger, any assets subject to liabilities. Following the Merger, the historic business of the Surviving Corporation will be continued, or a significant portion of the Surviving Corporation's historic business assets will be used in a business.

              (viii) Following the Merger, the Purchaser and the Surviving Corporation will comply with the record-keeping and information-filing requirements of Section 1.368-3 of the Treasury Regulations.

              (ix) None of the employee compensation received by any Selling Shareholder who is or will be an employee of the Company or the Purchaser is or will be separate consideration for, or allocable to, any of his or her shares of Company Stock to be surrendered in the Merger. None of the Purchaser Stock received by any Selling Shareholder in the Merger who is or will be an employee of the Company or the Purchaser will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any Selling Shareholder who is or will be an employee of or who will provide advisory services for the Company, Merger Sub, the Purchaser or any affiliate thereof after the Merger will be determined by bargaining at arm's length.

          (d) The Selling Shareholders further represent, warrant and covenant as follows:

              (i) The Selling Shareholders agree to report the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, unless otherwise required by law or unless advised in writing by counsel to the Selling Shareholders that the Merger does not constitute such a reorganization.

              (ii) Following the Merger, the Selling Shareholders will comply with the record-keeping and information filing requirements of Section 1.368-3 of the Treasury Regulations.

              (iii) Except for 37,878 shares of Series A Preferred Stock, representing less than one percent (1%) of the total outstanding capital stock of the Company, which will be redeemed prior to the Effective Time by the Company, the Company has not and will not prior to the Merger redeem or make any extraordinary distribution (within the meaning of Treasury Regulations Section 1.368-1T(e)(1)(ii)(A)) with respect to any Company capital stock in connection with the Merger; no "related person" of the Company (within the meaning of

Treasury Regulations Section 1.368-1(e)(3)) has purchased or will purchase prior to the Effective Time any Company capital stock in connection with the Merger. The redemption of such shares of Series A Preferred Stock shall be made solely with the Company's funds and the Company will not be reimbursed by the Purchaser or a related Person of the Purchaser.

              (iv) After the Merger, the Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this Section 10.7, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company immediately prior to the Merger.

              (v) The Liabilities of the Company, if any, and the Liabilities to which the assets of the Company are subject, if any, were or will be incurred by the Company in the Ordinary Course of Business.

              (vi) Except as otherwise provided in Section 14.2, the Company and each of the Selling Shareholders will pay any of their own expenses incurred in connection with the Merger.

              (vii) The Company is not under the jurisdiction of a court in a "title 11 or similar case," within the meaning of Section 368(a)(3)(A) of the Code.

              (viii) The Company is not an investment company for purposes of
Section 368(a)(2)(F) of the Code.

              (ix) None of the employee compensation received by any Selling Shareholder who is or will be an employee of the Company or the Purchaser is or will be separate consideration for, or allocable to, any of his or her shares of Company Stock to be surrendered in the Merger. None of the Purchaser Stock received by any Selling Shareholder in the Merger who is or will be an employee of the Company or the Purchaser will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any Selling Shareholder who is or will be an employee of or who will provide advisory services for the Company, Merger Sub, the Purchaser or any affiliate thereof after the Merger will be determined by bargaining at arm's length.

              (x) The Company's business conducted immediately before the Effective Time will be its "historic business" and its assets held immediately before the Effective Time will be its "historic business assets" for purposes of Section 368 of the Code.

     10.8 Preparation of Audited Financial Statements.

     As promptly as possible after the Closing, the parties will cooperate with each other and with Ernst & Young LLP ("ERNST & YOUNG") to prepare audited financial statements of the

Company for the year ended December 31, 1998 and the period ended May 31, 1999
(i) prepared in accordance with GAAP; and (ii) audited by Ernst & Young (the "AUDITED FINANCIAL STATEMENTS"). The cost for preparation of such report shall be borne by the Purchaser and the Purchaser and the Selling Shareholders will have the right to review and comment on the Audited Financial Statements, provided, that Ernst & Young's final report shall be final and binding upon the parties. The Purchaser agrees that such report shall be available to the Company at no charge and it shall remain the property of the Company for its use should the Merger terminate for any reason.

11.  Termination.

     11.1 Termination Events.

     This Agreement may be terminated prior to Closing:

          (a) by the Purchaser if there is a material breach of any covenant or obligation of the Company or the Selling Shareholders and such breach has not been cured within ten (10) business days after written notice of such breach is given to the Company except if the Company or the Selling Shareholders, as applicable, have initiated efforts to cure such breach and the Purchaser, in its sole discretion, is satisfied that such breach can be cured within a reasonable period of time;

          (b) by the Purchaser, pursuant to Section 8.5(c)(i) hereof;

          (c) by the Company if there is a material breach of any covenant or obligation of the Purchaser and such breach has not been cured within ten (10) business days after written notice of such breach is given to the Purchaser, except if the Purchaser has initiated efforts to cure such breach and the Company, in its sole discretion, is satisfied that such breach can be cured within a reasonable period of time;

          (d) by either the Purchaser or the Company if the Closing has not taken place on or before July 1, 1999; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose intentional failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Merger to occur on or before such date; or

          (e) by the mutual consent of the Purchaser and the Company.

     11.2 Termination Procedures.

     If the Purchaser wishes to terminate this Agreement pursuant to Section 11.1(a), Section 11.1(b) or Section 11.1(d), the Purchaser shall deliver to the Company and the Selling Shareholders a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(d), the Company shall deliver to the Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     11.3 Effect of Termination.

     If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate; provided, that each party shall remain liable for any breaches of this Agreement prior to its termination and provided, further, that Sections 10.2, 10.3, 11, 14.2, 14.3 and
14.11 shall survive the termination of this Agreement.

     11.4 Exclusivity of Termination Rights.

     Except to the extent termination occurs due to the bad faith of another party, the termination rights and obligations provided in this Section 11 shall be deemed to be exclusive. Subject to the provisions of Section 11.3, the parties shall not have any other or further Liabilities to or with respect to one another by reason of this Agreement or its termination.

12.  Indemnification, etc.

     12.1 Survival of Representations and Covenants.

          (a) The Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in its Articles of Incorporation or Bylaws of the Company, except to the extent limited by Section 12.3 hereof, shall continue in full force and effect for a period of six (6) years from the Closing Date; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the Articles of Incorporation or Bylaws of the Company or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Purchaser (whose fees and expenses shall be paid by the Purchaser).

          (b) The representations, warranties, covenants and obligations of each party set forth in this Agreement shall survive the Merger only to the extent provided in the sentence immediately following and shall remain operative and in full force and effect regardless of any investigation made by or information furnished to or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement, and any subsequent Acquisition Transaction effected by or otherwise involving the Purchaser. Except in the case of fraud, all representations, warranties and covenants of the parties in this Agreement or any other Transactional Agreement shall terminate on the earlier of the first anniversary of the Closing Date or ten days after the completion and delivery of Purchaser's audited financial statements for the year ending December 31, 1999 (the "INDEMNIFICATION TERMINATION DATE"). In the case of fraud, the

Indemnification Termination Date shall be upon the expiration of the applicable statute of limitations.

          (c) For purposes of this Agreement, although each statement or other item of information set forth in the Disclosure Schedule qualifies the representations and warranties, all such statements and other items of information set forth in the Disclosure Schedule shall be deemed to qualify all applicable representations and warranties and to be a representation and warranty made by the Company under this Agreement

          (d) The representations, warranties, covenants and obligations of the Company and the Selling Shareholders are made to the Purchaser and for the benefit of each Purchaser Indemnitee (as defined in Section 12.2 hereof.

     12.2 Indemnification by the Selling Shareholders.

          (a) Subject to this Section 12.2 and Section 12.6, the Selling Shareholders covenant and agree to defend, indemnify and hold harmless the Purchaser and each of its officers, directors, employees, agents and representatives (collectively the "PURCHASER INDEMNITEES" and individually each, a "PURCHASER INDEMNITEE") from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred by any of the Purchaser Indemnitees (regardless of whether such Damages relate to any third-party claim) directly or indirectly arising or resulting from or connected with any breach of any representation or warranty made by the Company or the Selling Shareholders in this Agreement. Notwithstanding the foregoing, except for rights to equitable relief and Damages resulting from fraud on the part of a Selling Shareholder, each Selling Shareholder's Liability under this section and/or for breaches of this Agreement or any claim or Damages arising out of or relating to this Agreement, whether in contract, tort or under any other legal theory, shall be solely and exclusively limited to, and shall in no event exceed, such Selling Shareholder's pro rata share of the Holdback Amount. In the case of Damages resulting from fraud, each Selling Shareholder's Liability shall be solely and exclusively limited to, and shall in no event exceed, the pro rata share of the Merger Consideration paid to such Selling Shareholder, less any claims paid to Purchaser from the Escrow Account.

          (b) After the Closing, no Person shall be required to indemnify any Indemnitee with respect to any claim for indemnification pursuant to Section 12.2(a) unless and until the aggregate amount of indemnifiable Damages suffered by all Indemnitees subject to indemnification pursuant to this Agreement exceeds Fifty Thousand Dollars ($50,000) (the "THRESHOLD"), at which point the indemnifying Person shall indemnify the full amount of such claims and all claims thereafter, subject to any other applicable limitations in this Section
12.2 on the indemnifying Person's indemnification obligations. The aggregation of claims must only reach the Threshold once, and after such point the Indemnitees may seek indemnification for all claims which may arise under this
Section 12.2.

          (c) The number of shares of Purchaser Stock to be released to the Purchaser pursuant to the terms of the Escrow Agreement shall be calculated by dividing the dollar amount of the Damages incurred by the Average Purchaser Stock Price prior to the date when the Escrow Agent makes a payment to a Purchaser Indemnitee.

          (d) No party shall be required to make any indemnification payment hereunder unless a claim is initiated prior to the Indemnification Termination Date.

     12.3 No Contribution.

     With respect to the matters for which a Purchaser Indemnitee or any other Indemnitee is entitled to indemnification pursuant to Section 12.2(a), each Selling Shareholder hereby waives, and acknowledges and agrees that he or she shall not have and shall not exercise or assert, against the Purchaser, the Company, or any Purchaser Indemnitee, or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy in connection with any indemnification obligation to the Purchaser or any Purchaser Indemnitee to which such Selling Shareholder may become subject under this Agreement (whether as a Selling Shareholder or in a capacity as a former director, officer, agent or employee of the Company). It is the intention of the parties that after the Closing the remedy for the Purchaser or any Purchaser Indemnitee seeking indemnification from the Selling Shareholders hereunder shall be a remedy solely against the Selling Shareholders and not against the Company; accordingly, the Selling Shareholders agree to the waivers contained in this
Section 12.3. Each Selling Shareholder further acknowledge that the waivers, acknowledgments and agreements of such Selling Shareholder contained in this section are an essential inducement to the Purchaser in entering into this Agreement and agreeing to consummate the Transactions.

     12.4 Setoff.

     In addition to any rights of setoff or other rights that any Person may have at common law or otherwise, each Person shall have the right to set off any amount that may be owed to it by another under this Section 12 against any amount otherwise payable by such Person hereunder.

     12.5 Defense of Third-Party Claims.

     In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Purchaser, the Company, the Selling Shareholders, any other Indemnitee or any other Person) with respect to which a party hereto may become obligated hereunder to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 12, the party to be indemnified (the "INDEMNIFIED PARTY") shall reasonably promptly, but in any event within thirty (30) days following the Indemnified Party's actual knowledge thereof, notify the Person providing the indemnification hereunder (the "INDEMNIFYING PARTY") of such claim or Proceeding by providing notice to the Indemnifying Party, and the Indemnifying Party may elect to assume control of the defense of such claim or Proceeding, provided, however, that if the Indemnifying Party fails to promptly defend against such claim or Proceeding, the Indemnified Party may proceed with the defense of such claim or Proceeding, and the Indemnifying Party shall bear and pay all costs and expenses (including attorneys' fees and costs) in connection with the Indemnified Party's defense of such claim or Proceeding (whether or not incurred by the Indemnified Party); provided further, that all such expenses paid by the Selling Shareholders, as the Indemnifying Party, will in no event exceed the respective indemnification limitations set forth in Section 12.2(a).

          (a) If the Indemnified Party so proceeds with the defense of any such claim or Proceeding:

              (i) all expenses reasonably incurred and relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party;

              (ii) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or Proceeding;

              (iii) the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or Proceeding;

              (iv) the Indemnifying Party shall have the right to participate in the defense of such claim or Proceeding at its own expense; and

              (v) the Indemnified Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

          (b) If the Indemnifying Party so proceeds with the defense of any such claim or Proceeding:

              (i) all expenses reasonably incurred and relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party;

              (ii) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such claim or Proceeding;

              (iii) the Indemnifying Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

     12.6 Exercise of Remedies by Indemnitees Other than the Purchaser and by the Selling Shareholders.

     No Person other than an Indemnitee (or any successor or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser, the Company and the Selling Shareholders (or any successor assignee thereof) shall have consented to the assertion of such indemnification claim or the exercising of such other remedy. The sole remedy available to any Indemnitee or other Person for breaches of this Agreement or the other Transactional Agreements shall be limited to the rights set forth in this Section 12. The maximum aggregate amounts payable by the Company or the Selling Shareholders, as the case may be, to any and all Indemnitees for any and all Damages arising out of, or in connection with, this Agreement, any Transactional Agreement, any certificate hereunder, any other document delivered hereunder, or any of the Transactions, are the amounts specified as limitations in Section 12.2(a) hereof.

13.  Non-Solicitation.

     If the Merger is not consummated, for a period of one year after the termination of this Agreement, neither party will solicit or otherwise take any actions to induce any of the employees or consultants of the other party to leave their employment or consulting relationship with the other party so as to become employed by or provide services to the first party.

14.  Purchaser's Tax Indemnity.

          (a) Within 10 business days following a Final Determination that the Merger does not qualify as a "reorganization," within the meaning of Section 368(a) of the Code, Purchaser shall pay to each Selling Shareholder, in cash, the Additional Amount applicable to such Selling Shareholder, provided that this amount will be paid only if (i) the Merger does not so qualify solely by reason of changes or modifications to the NBC Agreements after the date hereof (other than any changes or modifications to the NBC Transactions reflected in, otherwise taken account in, or contemplated by the Restated Documents); (ii) the Merger would have qualified as a "reorganization" within the meaning of Section 368(a) if the NBC Transactions were consummated pursuant to the NBC Agreements and would have so qualified if the NBC Transactions were consummated pursuant to such agreements as changed or modified by changes or modifications to the NBC Transactions reflected in, otherwise taken account in, or contemplated by the Restated Documents; and (iii) such Selling Shareholder has not taken a position on any Tax Return that the Merger does not so qualify or otherwise breached a representation, covenant or warranty provided under Section 10.7 of this Agreement.

          (b) Notwithstanding anything herein to the contrary, Purchaser shall have the right at its own expense, to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding involving a Selling Shareholder which could give rise to liability to Purchaser pursuant to Section 14(a) of this Agreement. A Selling Shareholder shall notify Purchaser in writing within ten days of the commencement of such an audit, examination, investigation, hearing or other proceeding.

          (c) Notwithstanding the foregoing, the indemnity provided in this
Section 14 shall not exceed $7,000,000. If this limit shall apply, then the indemnity paid to each Selling Shareholder shall be limited to such Selling Shareholder's pro rata share of $7,000,000. Such pro rata share shall be determined based on the amount of each Selling Shareholder's Additional Amount.

15.  Miscellaneous.

     15.1 Further Assurances.

     Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

     15.2 Fees and Expenses.

     Subject to the provisions of this Agreement (including the indemnification and other obligations of the Selling Shareholders pursuant to Section 12), each party shall bear and pay all its own Transaction Expenses; provided, that, if the Company is unable to pay all fees, costs and expenses incurred on behalf of it and the Key Employees prior to the Closing, then the unpaid amount shall be paid from the Holdback Amount.

     15.3 Attorneys' Fees.

     If any legal action or other legal Proceeding (including arbitration) relating to the Transactions or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     15.4 Transfer Taxes; Final Tax Return.

          (a) The Selling Shareholders shall be responsible for sales, use and transfer taxes, including but not limited to any value-added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.

          (b) In consultation with the Purchaser, the Selling Shareholders shall actively assist the Company in filing any Company Returns for periods ending on or before the Closing Date (the "FINAL RETURNS"). The Selling Shareholders shall cooperate with the Purchaser and the Company's accountants to prepare the Final Returns in a manner consistent with the Company's previously filed returns; provided that in all events the Final Returns shall be prepared in a manner consistent with applicable law.

     15.5 Governing Law; Arbitration.

          (a) This Agreement is to be construed in accordance with and governed by the laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the State of California to the rights and duties of the parties.

     (b) Any controversy or claim arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its then existing commercial arbitration rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be appointed by mutual agreement of all of the parties, but, if the parties fail to agree, the arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. The place of the arbitration shall be San Francisco, California, and the governing law shall be the laws of the State of California, in accordance with Section 15.5(a) of this Agreement.

     15.6 Successors and Assigns.

     Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and the Indemnitees and shall inure to the benefit of and be enforceable by each Person who shall be a holder of Purchaser Stock issued in connection with the Transactions. None of the parties hereto may assign any of their rights or obligations hereunder to any other party (by contract, operation of law or otherwise) without the prior written consent of the other, which consent shall not be unreasonably withheld, and any attempted assignment in violation thereof shall be void and of no effect.

     15.7 Entire Agreement.

     The Transactional Agreements, the schedules and the exhibits thereto and the other documents contemplated expressly thereby constitute the full and entire understanding and agreement among the parties hereto and thereto with regard to the subjects hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     15.8 Separability.

     In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     15.9 Amendments.

     This Agreement may be amended or modified only upon the mutual written consent of the Selling Shareholders, the Company, the Purchaser and Merger Sub. Any amendment or modification effected pursuant to this Section 15.9 shall be binding upon the Selling Shareholders, the Company, the Purchaser and Merger Sub.

     15.10  Notices.

     Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

     Paralogic Software Corporation
     257 Castro Street, Suite 200
     Mountain View, CA 94041
     Attention:  Sunil Sanghavi
     Telecopier: (650) 934-6919

with a copy to:

     Pillsbury Madison & Sutro LLP
     2550 Hanover Street
     Palo Alto, CA 94304
     Attention:  Jorge A. del Calvo, Esq.
     Telecopier: (650) 233-4545

if to the Selling Shareholders, to their addresses set forth on the signature page hereof;

with a copy to:

     Pillsbury Madison & Sutro LLP
     2550 Hanover Street
     Palo Alto, CA 94304
     Attention:  Jorge A. del Calvo, Esq.
     Telecopier: (650) 233-4545

if to the Purchaser:

     XOOM.com, Inc.
     300 Montgomery Street
     Third Floor
     San Francisco, California 94104
     Attention: Rajesh A. Aji, Esq.
     Telecopier: (415) 445-2526
with a copy to:

     Morrison & Foerster LLP
     425 Market Street
     San Francisco, California 94105
     Attention: Bruce Alan Mann, Esq.
     Telecopier: (415) 268-7522

     15.11  Publicity and Use of Confidential Information.

          (a) The Selling Shareholders shall keep strictly confidential, and shall not use, or disclose to any other Person, any non-public document or other information in the Selling Shareholders' possession that relates directly or indirectly to the business of the Company, the Purchaser or any affiliate of the Purchaser.

          (b) The Company and Selling Shareholders shall not issue or disseminate any press release or other publicity concerning any of the Transactions, or permit any press release or other publicity concerning any of the Transactions to be issued or otherwise disseminated by or on behalf of the Company or Selling Shareholders, without the Purchaser's prior written consent, and the Company and the Selling Shareholders shall continue to keep the terms of this Agreement and the other Transactional Agreements strictly confidential, except any disclosure required by law.

          (c) The Purchaser shall not issue or disseminate any press release or other publicity concerning any of the Transactions, or permit any press release or other publicity concerning any of the Transactions to be issued or otherwise disseminated by or on behalf of the Purchaser, without the Company's prior written consent, and the Purchaser shall continue to keep the terms of this Agreement and the other Transactional Agreements strictly confidential, except any disclosure required by law.

     15.12  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     15.13  Delays or Omissions; Waivers.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     15.14  Remedies Cumulative; Specific Performance.

     All remedies, either under this Agreement or by law or otherwise afforded to the parties hereto, shall be cumulative and not alternative. Each of the parties agrees that:

          (a) in the event of any breach or threatened breach by a party of any covenant, obligation or other provision set forth in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to them) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and

          (b) neither the Purchaser nor any other Indemnitee, on the one hand, nor the Selling Shareholders, on the other, shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

     15.15  Headings.

     The boldface headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     15.16  Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise specified, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT AND PLAN OF MERGER as of the date set forth in the first paragraph hereof.

THE PURCHASER:                            XOOM.COM, INC.
                                          a Delaware corporation

                                          By: /s/ CHRISTOPHER KITZE
                                              --------------------------------
                                              Name:  Christopher Kitze
                                              Title: Chairman



THE COMPANY:                              Paralogic Software Corporation
                                          a California corporation

                                          By: /s/ VIJAY VAIDYANATHAN
                                              --------------------------------
                                              Name:  Vijay Vaidyanathan
                                              Title: President and Chairman



MERGER SUB:                               XMCM SUB, INC.
                                          a California corporation

                                          By: /s/ CHRISTOPHER KITZE
                                              --------------------------------
                                              Name:  Christopher Kitze
                                              Title: Vice President


SELLING SHAREHOLDER:
                                          By: /s/ RAJESH AJI
                                              --------------------------------
                                              Name:
                                              Title:


SELLING SHAREHOLDER:
                                          By: /s/ ROBERT A. ELLIS, TRUSTEE
                                              --------------------------------
                                              Name:  Robert A. Ellis Revocable
                                                     Trust
                                              Title: Robert A. Ellis, Trustee

SELLING SHAREHOLDER:
                                          By: /s/ HELMUT HISSEN
                                              Name:
                                              Title:


SELLING SHAREHOLDER:
                                          By: /s/ RUSSELL SCOTT HYZEN
                                              --------------------------------
                                              Name:
                                              Title:


SELLING SHAREHOLDER:
                                          By: /s/ SHANTI NARAYANAN
                                              --------------------------------
                                              Name:
                                              Title:


SELLING SHAREHOLDER:
                                          By: /s/ ERNEST PRIESTLY
                                              --------------------------------
                                              Name:
SELLING SHAREHOLDER:                          Title:


                                          By: /s/ RAJIV VAIDYANATHAN
                                              --------------------------------
                                              Name:
SELLING SHAREHOLDER:                          Title:


                                          By: /s/ SHEENA VAIDYANATHAN
                                              --------------------------------
                                              Name:
SELLING SHAREHOLDER:                          Title:


                                          By: /s/ VIJAY VAIDYANATHAN
                                              --------------------------------
                                              Name:
                                              Title:

                          AGREEMENT AND PLAN OF MERGER

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

     For purposes of this Agreement:

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

     (a) the sale or other disposition of all or any portion of the Company's business or assets (other than in the Ordinary Course of Business);

     (b) the issuance, sale or other disposition of (i) any capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Company; or

     (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

     ADDITIONAL AMOUNT. "Additional Amount" for any Selling Shareholder shall be the excess, if any, of (a) the product of (i) the "Gain Amount" and (ii) seventy percent (70%) of the tax rate applicable to the Selling Shareholder with respect to the Purchaser Stock acquired in the Merger, over (b) the product of (i) any cash received (or other proceeds from disposition) and any taxable loss recognized by a Selling Shareholder, in respect of its Purchaser Stock acquired in the Merger, on or before a Final Determination that the Merger does not qualify as a "reorganization," within the meaning of Section 368(a) of the Code, and (ii) twenty-nine and three tenths percent (29.3%). For purposes of the preceding sentence, the "Gain Amount" for any Selling Shareholder shall be the excess of (a) the product of the (i) Merger Consideration received by such Selling Shareholder and (ii) the price of Purchaser Stock as shown in the Wall Street Journal for the day in which the Effective Time falls, over (b) the tax basis of the Selling Shareholder in the stock of the Seller immediately prior to the Merger. The Additional Amount shall include any penalty imposed on a Selling Shareholder by a taxing authority which is imposed ONLY because the Merger does not qualify as a "reorganization," within the meaning of Section 368(a) of the Code by reason of material changes or modifications to the NBC Agreements (other than any changes or modifications to the NBC Transactions reflected in, otherwise taken account in, or contemplated by the Restated Documents).

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger to which this EXHIBIT A is attached (including the disclosure schedules and all other schedules and exhibits attached thereto), as it may be amended from time to time.

     ASSET BALANCE. "Asset Balance" shall mean $210,000.

     AUDITED FINANCIAL STATEMENTS. "Audited Financial Statements" shall have the meaning specified in Section 10.8.

     AVERAGE PURCHASER STOCK PRICE. "Average Purchaser Stock Price" shall mean the average of the closing sale price of Purchaser Stock on the Nasdaq Stock Market for the twenty-five (25) trading days ending on the last trading day prior to a given date.

     BEST EFFORTS. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

     CERTIFICATES. "Certificates" shall have the meaning specified in Section 3.3(a).

     CLOSING. "Closing" shall have the meaning specified in Section 3.5.

     CLOSING DATE. "Closing Date" shall have the meaning specified in Section
3.5.

     CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     COMPANY. "Company" shall mean Paralogic Software Corporation, a California corporation.

     COMPANY BOARD. "Company Board" shall mean the members of the board of directors of the Company.

     COMPANY CLOSING CERTIFICATE. "Company Closing Certificate" shall have the meaning specified in Section 4.1(c)(vi).

     COMPANY COMMON STOCK. "Common Stock" shall mean the common stock, no par value per share, of the Company.

     COMPANY CONFIDENTIAL INFORMATION. "Company Confidential Information" shall have the meaning specified in Section 10.2.

     COMPANY CONTRACT. "Company Contract" shall mean any contract listed on the Company Disclosure Schedule.

     COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall have the meaning specified in the introductory paragraph to Section 5.

     COMPANY OPTIONS. "Company Options" shall mean those options granted by the Company, or proposed to be granted prior to the Closing Date, to purchase shares of the Company Common Stock as set forth on SCHEDULE II attached hereto.

     COMPANY PREFERRED STOCK. "Company Preferred Stock" shall have the meaning specified in Section 5.3(a).

     COMPANY RETURNS. "Company Returns" shall have the meaning specified in
Section 5.14(b).

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONSTITUENT CORPORATIONS. "Constituent Corporations" shall mean the Company and Merger Sub.

     CONTRACT. "Contract" shall mean, with respect to any Person, any written or oral or other contract, arrangement or other agreement to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits.

     DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

     DEFINED BENEFIT PLAN. "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

     DISCLOSURE SCHEDULE UPDATE. "Disclosure Schedule Update" shall have the meaning specified in Section 8.5(b).

     DISSENTING HOLDER. "Dissenting Holder" shall have the meaning specified in
Section 3.7(a).

     DISSENTING SHARES. "Dissenting Shares" shall have the meaning specified in
Section 3.7(a).

     EFFECTIVE TIME. "Effective Time" shall have the meaning specified in
Section 1.2.

     EMPLOYMENT OFFER LETTER. "Employment Offer Letter" shall mean the employment offer letter from Purchaser to each of the Key Employees substantially in the form of EXHIBIT D-1.

     END-USER LICENSES. "End-User Licenses" shall have the meaning specified in
Section 5.6.

     ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited Liability partnership, joint venture, estate, trust or company (including any limited Liability company or joint stock company).

     ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign legal requirement relating to pollution or protection of human health or the environment.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     ERNST & YOUNG. "Ernst & Young" shall have the meaning specified in Section 10.8.

     ESCROW ACCOUNT. "Escrow Account" shall have the mean the account into which the Holdback Amount is deposited.

     ESCROW AGENT. "Escrow Agent" shall mean Union Bank of California, N.A.

     ESCROW AGREEMENT. "Escrow Agreement" shall have the meaning specified in
Section 1.4.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     EXCHANGE RATIO. "Exchange Ratio" shall have the meaning specified in
Section 3.1(b).

     FINAL DETERMINATION. "Final Determination" shall mean an unappealable judgment of a competent federal judicial authority, a final settlement which has been agreed to by Purchaser, or a determination by Purchaser that the Purchaser does not wish to contest the imposition of the tax, provided that Selling Shareholder does not contest the tax. In the event a Selling Shareholder tenders written notice to Purchaser that there is an audit, examination, investigation, hearing or other proceeding involving a Selling Shareholder which could give rise to liability to Purchaser pursuant to Section 14 of this Agreement and Purchaser does not respond within sixty days of receipt by Purchaser of such written notice that Purchaser elects to assume the defense of such action under
Section 14(b), then Purchaser shall be deemed to have elected not to contest the imposition of the tax, provided that the Selling Shareholder does not contest the tax.

     FINAL RETURNS. "Final Returns" shall have the meaning specified in Section 15.4.

     FINANCIAL STATEMENTS. "Financial Statements" shall have the meaning specified in Section 5.8(a).

     FOLLOW-ON OFFERING. "Follow-On Offering" shall have the meaning specified in Section 10.6.

     GAAP. "GAAP" shall mean generally accepted accounting principles.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

     (a) permit, license, certificate, franchise, approval, consent, permission, clearance, waiver, certification, designation, registration, qualification or authorization issued, granted or given by or under the authority of any Governmental Body or pursuant to any legal requirement; or

     (b)  right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any:

     (a) nation, principality, state, province, territory, county, municipality, district or other jurisdiction of any nature;

     (b)  federal, state, local, municipal, foreign or other government; or

     (c) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     HAZARDOUS MATERIALS. "Hazardous Material" shall mean any substance, chemical, waste or other material which is or may be listed, defined or otherwise identified as hazardous, toxic or dangerous under any legal requirement, as well as any asbestos, polychlorinated biphenyls ("PCBs"), petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. Sections 2011 ET seq.

     HOLDBACK AMOUNT. "Holdback Amount" shall have the meaning specified in
Section 1.4.

     INDEMNIFICATION TERMINATION DATE. "Indemnification Termination Date" shall have the meaning specified in Section 12.1(a).

     INDEMNIFIED PARTY. "Indemnified Party" shall have the meaning specified in
Section 12.5.

     INDEMNIFYING PARTY. "Indemnifying Party" shall have the meaning specified in Section 12.5.

     INDEMNITEE. "Indemnitee" shall have the meaning specified in Section
12.2(a).

     KEY EMPLOYEES. "Key Employees" shall mean each of Sunil Sanghavi, Helmut Hissen.

     LEASED PREMISES. "Leased Premises" shall mean the premises and facilities identified in Part 5.9(d) of the Company Disclosure Schedule.

     LIABILITY. "Liability" shall mean any debt, obligation, duty or Liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary Liability), regardless of whether such debt, obligation, duty or Liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or Liability is immediately due and payable.

     MEMBER OF THE CONTROLLED GROUP. "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b),
(c), (m) or (o) of the Code.

     MERGER. "Merger" shall have the meaning specified in Recital A.

     MERGER CONSIDERATION. "Merger Consideration" shall have the meaning specified in Section 1.3.

     MERGER SUB. "Merger Sub" shall mean XMCM Sub, Inc., a California corporation.

     MERGER SUB BOARD. "Merger Sub Board" shall mean the Board of Directors of Merger Sub.

     MULTIEMPLOYER PLAN. "Multiemployer Plan" shall mean a plan described in
Section 3(37) of ERISA.

     NBC AGREEMENTS. "NBC Agreements" shall mean the Agreement and Plan of Contribution and Merger, dated as of May 9, 1999, with Purchaser and others and an Agreement and Plan of Contribution, Investment and Merger dated as of May 9, 1999, with National Broadcasting Corporation ("NBC") and others pursuant to which the existing businesses of Purchaser and certain assets of NBC and others will be combined.

     NBC TRANSACTIONS. "NBC TRANSACTIONS" shall mean those transactions contemplated by the NBC Agreements.

     OPTION PLAN. "Option Plan" shall have the meaning specified in Section 3.1(c)(i).

     OPTION POOL. "Option Pool" shall mean the number of shares of Company Common Stock reserved for the grant of options under the Option Plan.

     ORDER. "Order" shall mean any:

     (a) order, judgment, injunction, edict, decree, ruling, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

     (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

     ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

     (a) such action is recurring in nature, is consistent with the Company's past practices and is taken in the Ordinary Course of the Company's normal day to day operations;

     (b) such action is taken in accordance with sound and prudent business practices;

     (c) such action is not required to be authorized by the Company's shareholders, the Company Board or any committee of the Company Board and does not require any other separate or special authorization of any nature; and

     (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the Ordinary Course of the normal day to day operations of other Entities that are engaged in businesses similar to the Company's business.

     PERSON. "Person" shall mean any individual, Entity or Governmental Body.

     PLANS. "Plans" shall have the meaning specified in Section 5.22(a).

     PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period from the date of this Agreement until the Closing Date.

     PREFERRED STOCK. "Preferred Stock" shall mean the Company's Series A Preferred Stock, no par value per share.

     PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, Proceeding (including any civil, criminal, administrative, investigative or appellate Proceeding and any informal Proceeding), hearing, inquiry, audit or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, proprietary right or other technology, intellectual property right or intangible asset.

     PROPRIETARY INFORMATION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT. "Proprietary Information, Non-Disclosure and Non-Solicitation Agreement" shall mean the agreement in the form of EXHIBIT D-2.

     PURCHASER. "Purchaser" shall mean XOOM.com, Inc., a Delaware corporation.

     PURCHASER BOARD. "Purchaser Board" shall mean the Board of Directors of the Purchaser.

     PURCHASER CLOSING CERTIFICATE. "Purchaser Closing Certificate" have the meaning specified in Section 4.2(c)(v).

     PURCHASER CONTRACT. "Purchaser Contract" shall mean those contracts required by Regulation S-K to be filed in connection with the Purchaser SEC Reports.

     PURCHASER DISCLOSURE SCHEDULE. "Purchaser Disclosure Schedule" shall have the meaning specified in the introductory paragraph to Section 7.

     PURCHASER OPTION PLAN. "Purchaser Option Plan" shall mean the 1998 Stock Incentive Plan of the Purchaser.

     PURCHASER SEC REPORTS. "Purchaser SEC Reports" shall have the meaning specified in Section 7.8(a).

     PURCHASER STOCK. "Purchaser Stock" shall mean the Common Stock of the Purchaser, par value $.0001 per share, to be issued in connection with the Transactions.

     REGISTRATION STATEMENT. "Registration Statement" shall have the meaning specified in Section 6(m).

     RELATED PARTY. Each of the following shall be deemed to be a "Related
Party":

     (a)  the Selling Shareholders;

     (b) each individual who is, or who has at any time, been an officer of the Company;

     (c) each member of the family of each of the individuals referred to in clause (b) above; and

     (d) any Entity (other than the Selling Shareholders or the Company) in which any one of the Persons referred to in clause (a), (b) or (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     RESTATED DOCUMENTS. "Restated Documents" shall mean those drafts to documents related to the NBC Transactions attached hereto as EXHIBIT J .

     RIGHTS AGREEMENT. "Rights Agreement" shall mean that certain Registration Rights Agreement by and among the Purchaser and the Selling Shareholders substantially in the form of EXHIBIT C attached hereto.

     SEC. "SEC" shall mean the Securities and Exchange Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SELLING SHAREHOLDERS. "Selling Shareholders" shall mean those individuals and Entities listed on SCHEDULE I hereto.

     SELLING SHAREHOLDERS CLOSING CERTIFICATE. "Selling Shareholders Closing Certificate" shall have the meaning specified in Section 4.1(c)(vii).

     SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning specified in Section 1.1.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or in the future may be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or in the future may be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

     THRESHOLD. "Threshold" shall have the meaning specified in Section 12.2(b).

     TRANSACTION EXPENSES. "Transaction Expenses" shall mean all fees, costs and expenses, including without limitation all attorneys' fees, that have been incurred or that are in the future incurred by or on behalf of a party in connection with the sale of the Company Common Stock and the preparation, execution and delivery of the Transactional Agreements.

     TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean the Agreement, the Rights Agreement, the Employment and Non-Competition Agreement, the Escrow Agreement, the Selling Shareholders and Company Closing Certificates, the Purchaser Closing Certificate, and all other agreements, certificates and instruments executed or contemplated to be executed by any of the parties hereto in connection with the Transactions.

     TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of this Agreement and the other Transactional Agreements and (b) all the transactions contemplated by this Agreement and the other Transactional Agreements.

     UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 5.8(a)(ii).

                                      A-10